Exhibit 4.12

Dated  21st June  2012

(1)                                 BFSL LIMITED as Seller

(2)                                 WNS GLOBAL SERVICES (UK) LIMITED as Purchaser

(3)                                 WNS (HOLDINGS) LIMITED as Guarantor

(4)                                 BGL GROUP LIMITED as the Seller Guarantor

SALE AND PURCHASE AGREEMENT
relating to the sale of
Fusion Outsourcing Services Proprietary Limited

Documents in the Agreed Terms

BGL Group Loan Novation Agreement

Co-existence Agreement

Disclosure Letter

Letters of resignation for Peter Winslow and Ian Leech

Securities Transfer Form

Press Announcement

THIS AGREEMENT is dated 21st June 2012 and is made between:

(1)                                 BFSL LIMITED, a company incorporated in England and Wales (registered number 02706280), whose registered office is at Pegasus House, Bakewell Road, Orton Southgate, Peterborough, Cambridgeshire PE2 6YS (the “Seller”);

(2)                                 WNS GLOBAL SERVICES (UK) LIMITED, a company incorporated in England and Wales (registered number 02292251), whose registered office is at Acre House, 11-15 William Road, London NW1 3ER (the “Purchaser”);

(3)                                 WNS (HOLDINGS) LIMITED, a company incorporated in Jersey (registered number 82262), whose registered office is at Queensway House, Hilgrove Street, St Helier, Jersey, JE1 1ES, Channel Islands (the “Guarantor”); and

(4)                                 BGL GROUP LIMITED, a company incorporated in England and Wales (registered number 02593690), whose registered office is at Pegasus House, Bakewell Road, Orton Southgate, Peterborough, Cambridgeshire, PE2 6YS (the “Seller Guarantor”).

BACKGROUND:

(A)                               Fusion Outsourcing Services Proprietary Limited is a private company limited by shares incorporated in the Republic of South Africa on 23 July 2003 with registered number 2003/017437/07.  Further details of the Company are set out in Schedule 1 (Details of the Company).

(B)                               The Seller has agreed to sell all of the issued shares in the stated capital of the Company to the Purchaser for the consideration and upon the terms and conditions set out in this Agreement.

(C)                               In consideration of the Seller entering into this Agreement, the Guarantor as the ultimate parent company of the Purchaser, has agreed to guarantee the obligations of the Purchaser under this Agreement, and in consideration of the Purchaser entering into this Agreement the Seller Guarantor has agreed to guarantee the obligations of the Seller under this Agreement, in each case subject to and in accordance with the terms of this Agreement.

IT IS AGREED that:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Defined terms

In this Agreement and the Background, save as the context may otherwise require:

“Accounts” means the annual financial statements for the year ended 30 June 2011 in relation to the Company including the independent auditors’ report and directors’ report thereto;

“Actual Working Capital Value” means the aggregate value represented by the line item “Total Current Assets” as determined pursuant to the statement set out in Annex 1 (Pro forma Completion Accounts Statement) (excluding Cash) of the Company less the value represented by the line item “Total Current Liabilities” as determined pursuant to the statement set out in Annex 1 (Pro forma Completion Accounts Statement) of the Company in each case as at the Completion Accounts Date;

“Agreed Terms” means, in relation to any document, that document in the terms agreed between the parties and signed or initialled for identification purposes only by or on behalf of each of the Seller and the Purchaser prior to execution of this Agreement;

“Balance Sheet Date” means 30 June 2011;

“BGL Group” means BGL Group Limited and any of its subsidiaries or subsidiary undertakings from time to time;

“BGL Group Loan” means the total sum including all accrued interest thereon and any related costs owed by the Company to the Seller and/or any member of the Seller’s Group in an amount of £5,487,034.40 (five million four hundred and eighty seven thousand and thirty four pounds and forty pence);

“BGL Group Loan Novation Agreement” means the novation agreement in the Agreed Terms to be executed on or before Completion by the Company, the Seller and the Purchaser;

“BGL Group Loan Novation Consideration” means the amount of £5,487,034.40 (five million four hundred and eighty seven thousand and thirty four pounds and forty pence) of which £4,900,000 (four million and nine hundred thousand pounds) is payable at Completion in accordance with Schedule 2 and of which £587,034.40 (five hundred and eighty seven thousand and thirty four pounds and forty pence) is payable on the Second Instalment Payment Date by way of in each case consideration for the transfer by novation of the rights and obligations of the Seller under the BGL Group Loan to the Purchaser;

“Business Day” means a day (not being a Saturday or Sunday) when banks generally are open in the City of London for the transaction of general banking business;

“Cash” means cash of whatever currency including cash at bank and uncleared items banked by the Company in each case as at the Completion Accounts Date less an amount of ZAR 1,500,000 as determined by the Completion Accounts pursuant to and in accordance with Schedule 7 (Completion Accounts);

“Co-existence Agreement” means the co-existence agreement in the Agreed Terms to be entered into on or before Completion by the Seller and the Purchaser;

“Company” means Fusion Outsourcing Services Proprietary Limited details of which are set out in Schedule 1 (Details of the Company);

“Companies Act RSA” means the Companies Act (No. 71 of 2008);

“Companies Act UK” means the Companies Act 2006;

“Company Intellectual Property” means all Intellectual Property which at the Completion Date is owned or used by the Company in connection with its business;

“Completion” means completion of the sale and purchase of the Shares under this Agreement in accordance with clause 4 which is to take place immediately following signing of this Agreement;

“Completion Accounts” means the completion accounts to be prepared and agreed and/or determined pursuant to Schedule 7 (Completion Accounts);

“Completion Accounts Date” means 23:59 on 31 May 2012;

“Completion Date” means the day on which Completion takes place;

“Computer Systems” means the software, hardware, microprocessors, information and communication technology and any other items that connect with any of them which in each case is used by the Company in connection with its business excluding the systems, networks and links between the Seller’s Group and the Company which are used to route calls from the United Kingdom to the Company solely in relation to services being provided to Time Warner Publishing;

“Contract” means any agreement or arrangement, whether conditional or unconditional, and, whether by deed, under hand, oral or otherwise, in each case whether legally binding or not;

“Data Room” means the electronic facility hosted by the Seller’s Lawyers for the purpose of allowing the Purchaser to undertake due diligence in respect of the Company;

“Data Room Information” means the documents and other information made available to the Purchaser by way of the Data Room to the extent that such documents are referred to in the Data Room index which is annexed to Schedule 8 (Data Room Index);

“Debts” means any debt or other liability payable to or owing by the Company by or to any third party or any member of the Seller’s Group as at the Completion Accounts Date which is in excess of the amount of the BGL Group Loan (and, for the avoidance of doubt, such debt or other liability does not include any trade debt owed in the ordinary course of business or any Taxation liability) as determined by the Completion Accounts pursuant to and in accordance with Schedule 7 (Completion Accounts);

“Directors” means the directors of the Company named in Schedule 1 (Details of the Company);

“Disclosed” means disclosed in or by the Disclosure Letter with sufficient information to enable the Purchaser to make a reasonable assessment of the nature and scope of the information disclosed, and “Disclosure” shall be construed accordingly;

“Disclosure Documents” means the documents listed in the schedule of documents forming part of the Disclosure Letter including (i) the Data Room Information contained on a CD; and (ii) certain documents, amongst other matters, updating some of the Data Room Information contained on another CD and two identical bundles of documents annexed or otherwise enclosed with the Disclosure Letter in relation to which the indices accompanying such bundles have been initialled by or on behalf of the Seller and the Purchaser for identification purposes and to confirm that the documents referred to in the indices have been disclosed;

“Disclosure Letter” means the disclosure letter having the same date as this Agreement from the Seller to the Purchaser together with the Disclosure Documents qualifying the Warranties;

“EHS Law” means all law applicable to the Company (whether criminal, civil or administrative), including all applicable common law, judgment, court order, statute, statutory instrument, regulation, directive, decision, by-law, treaty or, to the extent in each case legally enforceable any government circular, code of practice or any decision of any competent regulatory body in force as at the date of this Agreement and relating to EHS Matters;

“EHS Matters” means all or any matters relating to the pollution or protection of the Environment or harm to or the protection of human health and safety including discharge, release, leakage, escape or disposal at or prior to Completion of Hazardous Substances caused by the Seller in the conduct of the business by the Company which results in harm to the Environment;

“EHS Permits” means all or any permits, consents, licences, approvals, certificates, permissions, registrations, exemptions and authorisations, including any conditions thereof, required by EHS Law for the operation of the business of the Company or the condition or use of any of the Properties;

“Encumbrance” means any mortgage, charge, pledge, hypothecation, lien, assignment by way of security, title retention, option, right of pre-emption, right of first refusal, restriction or other third party right or interest, title retention, counterclaim or any other security right or preferential right and any agreement to give or create any of the foregoing;

“Environment” means the natural and man-made environment, including all or any of the following media: air (including air within natural or man-made structures above or below ground), water (including territorial, coastal and inland waters, ground water and water in drains and sewers) and land (including surface land, sub-surface land, seabed and river bed under water) and any living organisms (including man) or systems supported by those media;

“Financial Year” means an accounting reference period ending on 30 June in each year;

“First Instalment” means £100,000;

“FSA” means the Financial Services Authority of the United Kingdom or any successor or replacement or substitute regulatory body (including the proposed Prudential Regulatory Authority and Financial Conduct Authority);

“FSB” means the Financial Services Board of the Republic of South Africa established under the terms of the Financial Services Board Act (No. 97 of 1990) or any successor or replacement or substitute regulatory body;

“FSMA” means the Financial Services and Markets Act 2000;

“Hazardous Substances” means any dangerous, hazardous, toxic or flammable substances or any other matter capable of causing harm to man or any other living organism or harm or damage to the Environment;

“Incumbrances” means the covenants, restrictions, stipulations and other matters contained in the title and tenancy documents in relation to the Properties other than any mortgage or legal charge or any matters contained in the Data Room Information to the extent Disclosed, or any matters to the extent Disclosed which would be apparent from and revealed by the searches and enquiries of the relevant Local Authorities, Deeds Registry or like registers or agencies in the Republic of South Africa in relation to the Properties as at 30 May 2012;

“Insider” means the Seller and any person who is or was at the relevant time a director of the Company or any person who is connected (as defined in section 1122 Corporation Tax Act 2010) with the Seller or any such director;

“Intellectual Property” means all intellectual property, including patents, utility models, trade and service marks, trade or business names, domain names logos or straplines, rights in designs, copyrights, moral rights, topography rights, rights to prevent passing off or unfair competition, rights in databases, trade secrets and know-how, in all cases whether or not registered or registrable and including registrations and applications for registration of any of these and rights to apply for the same and together with all extensions and renewals of them and in each and every case all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world;

“Key Employees” means Johann Kunz (Managing Director), Rene Nel (Associate Director Human Capital), Helande Christian (Customer Relations Manager), Karen Van Der Merwe (Senior Operations Manager), Pieter Du Preez (Associate Director — Operational Support), David O’Dwyer (Associate Director — Operations), Anel Coetzee (Senior Operations Manager — Contract Money), Nicholas Hartley (Senior Operations Manager — Prepaid), Angela Jamieson (Manager — Finance), Ferdinand Nel (Manager — Finance), Fiona Liebenberg (Manager — Training and FET College), Andrew Brown (Manager — Workforce Planning), Carla Lolbe (Manager — Quality), Marc Crawford (Manager — IT and Operations) and Leigh Ann Caarnell (Project Manager);

“Losses” in respect of any matter, event or circumstance includes all losses, claims, demands, actions, proceedings, damages and other payments, costs, expenses or other liabilities of any kind;

“Net Cash Adjustment Amount” means such amount calculated as at the Completion Accounts Date pursuant to and in accordance with the provisions of Schedule 7 (Completion Accounts) as follows: (i) Cash plus (ii) Ambition House Deposit less (iii) Debts;

“Net Cash Balancing Payment Date” means the date falling 10 Business Days after the date when the Completion Accounts have become final and binding on the Purchaser and the Seller pursuant to Schedule 7 (Completion Accounts);

“Pension Scheme” means the Fusion Outsourcing Services Proprietary Limited Corporate Selection Pension Fund;

“Proceedings” means any proceedings, suit or action arising out of or in connection with this Agreement;

“Properties” means the leasehold properties described in Schedule 6 (The Properties);

“Purchase Price” means the purchase price as specified in clause 3 (Purchase Price);

“Purchaser’s Accountants” means Grant Thornton of 6th Floor, 119 Hertzog Boulevard, Foreshore, Cape Town, 8001, South Africa;

“Purchaser’s Group” means any of the following from time to time: the Purchaser, its subsidiaries and subsidiary undertakings and any holding company or parent undertaking of the Purchaser and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of the Purchaser, and “member of the Purchaser’s Group” shall be construed accordingly (and which, for the avoidance of doubt, shall include the Company following Completion);

“Purchaser’s Solicitors” means Irwin Mitchell LLP of 40 Holborn Viaduct, London, EC1N 2PZ;

“Reference Date” means 31 December 2011 (being the date of the latest management accounts of the Company);

“Relevant Customer” means any person to whom the Company has provided services during the period of six calendar months prior to Completion or is providing services as at Completion in either case on an arm’s length basis for remuneration (which for these purposes shall include Comair Airways Limited), such services being provided to recipients in the Republic of South Africa (save in the case of Comair Airways Limited, Centrica plc, Situp TV, Findus and Time Warner Publishing where the recipients may be located elsewhere in the world), but, for the avoidance of doubt, a “Relevant Customer” shall not include any prospective customer or any person to whom the Company has tendered to or contacted with a view to providing services but has not actually provided any services for remuneration (other than Comair Airways Limited);

“Relevant Service” means the services provided by the Company as at Completion or at any time during the period of six calendar months prior to Completion (but, for the avoidance of all doubt, shall not include (a) any insurance mediation or broking or aggregator services (including any arranging and/or administering or bringing about of any insurances), or insurance underwriting activities (including effecting or carrying out insurance contracts) or (b) any business continuity or disaster recovery services carried on by any member of the Seller’s Group (but excluding for this purpose only any member of the BGL Group) in the Republic of South Africa);

“Second Instalment” means £4,412,965.60 (four million four hundred and twelve thousand nine hundred and sixty five pounds and sixty pence);

“Second Instalment Payment Date” means 31 May 2013;

“Second Loan Instalment” means £587,034.40 (five hundred and eighty seven thousand and thirty four pounds and forty pence);

“Seller’s Account” means the account (Sort Code: 30-96-60; Account Number: 1147744; IBAN: GB55LOYD30966001147744) at Lloyds TSB Bank plc;

“Seller’s Accountants” means KMPG Services Proprietary Limited, MSC House, 1 Mediterranean Street, Foreshore, 8001, PO Box 4609, Cape Town, 8000, South Africa;

“Seller’s Group” means any of the following from time to time:  the Seller, its subsidiaries and subsidiary undertakings and any holding company or parent undertaking of the Seller and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of the Seller, and “member of the Seller’s Group” shall be construed accordingly (and which, for the avoidance of doubt, shall exclude the Company following Completion);

“Seller’s Lawyers” means Mayer Brown International LLP (an English limited liability partnership) whose registered office is at 201 Bishopsgate, London EC2M 3AF;

“Service Document” means a claim form, summons, order, judgment or other process issued out of the courts of England and Wales relating to or in connection with any Proceedings;

“Shares” means all of the issued shares in the stated capital of the Company details of which are set out in Schedule 1 (Details of the Company);

“Target Working Capital Value” means ZAR 14,000,000;

“Tax or Taxation” means:

(a)                                 taxes on gross or net income, profits or gains and all other taxes, imposts, duties (including any customs duties wherever payable), levies, and withholdings of any nature, including any excise, property, value added, sales, use, occupation, transfer, franchise and payroll taxes and social security contributions; and

(b)                                 any fine, penalty, surcharge, interest or other imposition relating to any tax, duty, impost, withholding or levy mentioned in paragraph (a) of this definition or to any account, record, form, return or computation required to be kept, preserved, maintained or submitted to any person for the purposes of any such tax, duty, impost, withholding or levy;

“Tax Authority” means any Tax or other authority, body or person competent to impose any liability to Tax wherever situated;

“Tax Covenant” means Schedule 4 (Tax Covenant) of this Agreement;

“Tax Covenant Claim” means any claim under the Tax Covenant;

“Transaction Documents” means this Agreement and the documents entered into in connection with it;

“VAT” has the meaning given to it in Schedule 4 (Tax Covenant); and

“Warranties” means the warranties referred to in clause 5 (Warranties) and set out in Schedule 3 (Warranties) given and made by the Seller in favour of the Purchaser.

1.2                               Contents page and headings

In this Agreement, the contents page and headings are included for convenience only and shall not affect the interpretation or construction of this Agreement.

1.3                               Meaning of references

In this Agreement, unless the context requires otherwise, any reference to:

(a)                                 this Agreement includes the Background and Schedules, which form part of this Agreement for all purposes;

(b)                                 the Background is to the statements about the background to this Agreement made above, a clause or to a Schedule is, as the case may be, to a clause of or a Schedule to this Agreement and any reference in a Schedule to a paragraph is to a paragraph of that Schedule;

(c)                                  a company is to any company, corporation or other body corporate wherever and however incorporated or established;

(d)                                 a document is to that document as supplemented, otherwise amended, replaced or novated from time to time;

(e)                                  any English statutory provision or English legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or other legal concept or thing shall in respect of any jurisdiction other than England (including the Republic of South Africa) be deemed to include what most nearly approximates in that jurisdiction to the English statutory provision or English legal term;

(f)                                   the masculine, feminine or neuter gender respectively includes the other genders and any reference to the singular includes the plural (and vice versa);

(g)                                  including means “including without limitation” (with related words such as “includes” being construed accordingly), in particular means “in particular but without limitation” and other general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

(h)                                 indemnify and to indemnifying any person against any Losses by reference to a matter, event or circumstance includes indemnifying and keeping him indemnified against all Losses from time to time made, suffered or incurred by that person as a direct result of that matter, event or circumstance;

(i)                                     a party or the parties is to a party or the parties (as the case may be) to this Agreement and shall include any permitted assignees or successors of a party;

(j)                                    a person includes any individual, firm, company, corporation, government, state or agency of state or any association, trust or partnership (whether or not having a separate legal personality);

(k)                                 a person includes a reference to that person’s legal personal representatives and successors;

(l)                                     pounds, sterling or £ is to the lawful currency from time to time of the United Kingdom;

(m)                             Rand or ZAR is to the lawful currency from time to time of the Republic of South Africa;

(n)                                 a statute or statutory provision includes any consolidation or re-enactment, modification or replacement of the same and any subordinate legislation in force under any of the same from time to time except to the extent that a consolidation, re-enactment, modification or replacement which took effect after the date of this Agreement would increase the liability of any party under this Agreement;

(o)                                 a time of the day is to London time and references to a day are to a period of 24 hours running from midnight to midnight; and

(p)                                 writing shall include any modes of reproducing words in a legible and non-transitory form.

1.4                               Companies Act definitions

In this Agreement, the words and expressions “accounting reference period”, “body corporate”, “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” have the meanings given to them in the Companies Act UK.

2.                                      AGREEMENT TO SELL AND PURCHASE

2.1                               Sale and purchase

The Seller shall sell and the Purchaser shall purchase the entire legal, registered and beneficial ownership in the Shares.  The Shares shall be sold free of any Encumbrance and with all rights attached or accruing to them at or after Completion.

3.                                      PURCHASE PRICE

3.1                               Purchase Price

The final consideration for the sale of the Shares (the “Purchase Price”) shall consist of:

(a)                                 the First Instalment payable at Completion in accordance with clause 3.4 and as provided for in clause 4.2 and Schedule 2; and

(b)                                 plus or minus the Net Cash Adjustment Amount, such amount to be dealt with in accordance with clause 3.2 (Net Cash Adjustment Amount); and

(c)                                  plus or minus the adjustment (if any) following calculation of the Actual Working Capital Value referred to in clause 3.3, such amount to be dealt with in accordance with clause 3.3 (Actual Working Capital Value); and

(d)                                 subject to clause 3.4(b), the Second Instalment (including accrued interest thereon in accordance with clause 3.7) payable on the Second Instalment Payment Date in accordance with clause 3.4.

The Purchase Price shall be adopted for all tax reporting and accounting purposes by the parties (and if, for the purpose of determining the Purchase Price, any amount in ZAR is to be translated into £, then this shall be done by reference to the closing mid market rate for 31 May 2012 as reported in the London edition of the Financial Times).

3.2                               Net Cash Adjustment Amount

(a)                                 If the Net Cash Adjustment Amount is a positive number, the Purchaser shall pay this amount by way of electronic transfer for same day value to the Seller’s Account on or before the Net Cash Balancing Payment Date.

(b)                                 If the Net Cash Adjustment Amount is a negative number, the Seller shall pay this amount by way of electronic transfer for same day value to a bank account of the Purchaser as notified to the Seller no later than two Business Days prior to the Net Cash Balancing Payment Date and subject thereto on or before the Net Cash Balancing Payment Date.

3.3                               Actual Working Capital Value

(a)                                 If the Actual Working Capital Value is greater than an amount equal to the Target Working Capital Value plus the sum of ZAR 250,000, the Purchaser shall pay the amount of the difference by way of electronic transfer for same day value to the Seller’s Account on or before the Net Cash Balancing Payment Date.

(b)                                 If the Actual Working Capital Value is less than an amount equal to the Target Working Capital Value less the sum of ZAR 250,000, the Seller shall pay the amount of the difference by way of electronic transfer for same day value to a bank account of the Purchaser as notified to the Seller no later than two Business Days prior to the Net Cash Balancing Payment Date and subject thereto on or before the Net Cash Balancing Payment Date.

(c)                                  For the avoidance of all doubt, if the Actual Working Capital Value is within a range of either up to ZAR 250,000 below or above the Target Working Capital Value, then no adjustment shall be made.

3.4                               Payments

(a)                                 The First Instalment, the Second Instalment and the Second Loan Instalment shall be payable by way of electronic transfer for same day value to the Seller’s Account or to such other bank account as may be notified to the Purchaser in writing by or on behalf of the Seller no later than two Business Days prior to Completion in the case of the First Instalment or, in the case of the Second Instalment and the Second Loan Instalment, no later than two Business Days prior to the Second Instalment Payment Date unless the Seller and the Purchaser shall agree in writing another payment mechanism.

(b)                                 Without prejudice to clause 21, the Second Instalment and the Second Loan Instalment may be subject to adjustment subject to and in accordance with the provisions of Schedule 9 (Second Instalment Adjustment Mechanism) only.

3.5                               Timing of payments

The First Instalment shall be payable to the Seller at Completion and the Second Instalment and the Second Loan Instalment shall be payable no later than the Second Instalment Payment Date.

3.6                               Payment pursuant to claim

Subject at all times to any relevant laws, if any payment is made by the Seller to the Purchaser pursuant to a claim made by the Purchaser for any breach of this Agreement or otherwise pursuant to this Agreement including under the Tax Covenant, the payment shall be deemed to be made by way of reduction of the Purchase Price and the Purchase Price shall accordingly be deemed to have been reduced by the amount of that payment.

3.7                               Interest on Second Instalment and Second Loan Instalment

Interest on the Second Instalment and the Second Loan Instalment shall in each case accrue and be calculated (but not compounded) on a daily basis, both before and after judgment, at the rate of 3% per annum above the base rate from time to time of Barclays Bank plc in respect of the period commencing on the Completion Date and ending on and including the Second Instalment Payment Date or, if earlier, the date on which the Second Instalment is paid.  The Seller acknowledges that it is not entitled to and excludes any right it has or may have to make any claim for interest under the Late Payment of Commercial Debts (Interest) Act 1998.

3.8                               Interest on overdue amounts

Interest shall be payable by a party on any money which is not paid by it to the other party under this Agreement by the due date for its payment.  That interest shall accrue and be calculated (but not compounded) on a daily basis, both before and after any judgment, at the rate of 3% per annum above the base rate from time to time of Barclays Bank plc for the period from the due date for its payment until the date on which it is actually paid. It shall be payable on demand to the other party’s bank account or to such other bank account as may be notified by the other party in writing at the time of demand.  Each party acknowledges that it is not entitled to and excludes any right it has or may have to make any claim for interest under the Late Payment of Commercial Debts (Interest) Act 1998.

3.9                               No deductions etc.

(a)                                 All sums payable by the Seller or the Purchaser (each a “Paying Party”) to the Purchaser or, as the case may be, to the Seller (each a “Recipient”) under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

(b)                                 If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in clause 3.9(a) at the time that payment is due, the Paying Party shall pay the deduction or withholding as is required by law to be made from such sum to the relevant authority pursuant to the relevant law and shall provide the Recipient with such certificates or other documentation which shows the amount or the deduction or withholding paid to the relevant authority, but the Paying Party shall not be obliged to pay to the Recipient such sum as shall equal such deduction or withholding.

4.                                      COMPLETION

4.1                               Completion

Completion shall take place at the offices of Edward Nathan Sonnenbergs at 1 North Wharf Square, Loop Street, Foreshore in Cape Town, South Africa on the Completion Date.

4.2                               Completion arrangements

At Completion, the Seller and the Purchaser shall do those things listed in Schedule 2 (Completion Arrangements).  The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

4.3                               Books and records

The Seller shall procure that all material books and records in the possession or under the control of the Company shall be made available to the Purchaser following Completion at the main premises of the Company in Cape Town, South Africa including the following:

(a)                                 all deeds and documents relating to the title of the Company to each of the Properties;

(b)                                 all cheque books in current use of the Company;

(c)                                  all papers, books, records, keys, credit cards and other property (if any) of the Company which are in the possession or under the control of the Seller, any other member of the Seller’s Group (other than the Company) or any other person who resigns as an officer of the Company in accordance with Schedule 2; and

(d)                                 details of bank signatories in respect of the bank account of the Company.

4.4                               Pre-Completion

Save for anything specifically approved in writing for and on behalf of the Purchaser in respect of the period from 31 May 2012 up to the time immediately prior to Completion, the Seller hereby agrees and acknowledges:

(a)                                 that the Company has not:

(i)                                     paid any dividend, or made any other distribution, other return of capital or payment to a third party other than (a) payments in the ordinary course of its business to employees or (b) subject to clause 4.4(a)(i)(a) any payment (including any operating expenses payment) in the ordinary course of business in respect of any item which does not exceed ZAR 25,000;

(ii)                                  incurred any capital expenditure (other than in the ordinary course of business including to fulfil any legal obligations pursuant to any agreement or arrangement with any customer on any single item which does not exceed ZAR 25,000 or items having an aggregate capital expenditure which do not exceed ZAR 750,000);

(iii)                               borrowed any sum of money; and

(iv)                              waived or forgiven any debt or amount owing to the Company (other than trading debts or amounts in the ordinary course of business); and

(b)                                 the Company has:

(i)                                     carried on its business in the ordinary course so as to maintain that business as a going concern; and

(ii)                                  taken all reasonable steps to preserve and protect its assets and minimise its liabilities;

(c)                                  the Seller shall indemnify and keep the Purchaser indemnified against all Losses incurred by the Purchaser and/or the Company as a direct result of any breach by the Seller of clause 4.4(a) or clause 4.4(b); and

(d)                                 the transfer of the sum of ZAR 6 million to the Seller, being the redemption proceeds of the preference shares in the capital of the Company, is in full and final settlement of all sums or other liabilities owed or owing by the Company in connection with the redemption of such shares and/or any rights or benefits of the Seller and/or any other member of the Seller’s Group in respect of such shares and the Seller hereby waives and has waived any right to interest on the redemption of such shares which it and/or any other member of the Seller’s Group had, has or may have in the future.

4.5                               Post-Completion

Subject to the Contract between the Company and Telkom SA Limited dated on or around 1 June 2010 (“Telkom Contract”) continuing to remain valid and binding, the Seller agrees to continue to provide the support required to enable the link between itself and the Company to remain in place until the expiry of the aforementioned contract or 1 June 2012 whichever is earlier.  The Seller shall not be liable for any failure to provide the support required to enable such link to remain in place to the extent such failure is caused by the Company or Telkom SA Limited breaching any of the terms of the Telkom Contract.

4.6                               Seller’s indemnity

The Seller shall indemnify and keep indemnified:

(a)                                 the Purchaser and/or the Company from and against any and all costs (including costs of enforcement), expenses, liabilities, losses, claims, demands, proceedings and damages which the Purchaser and/or the Company directly incur or suffer in any way whatsoever as a result of the redemption by the Company of the 6,000,000 redeemable non-cumulative non-convertible preference shares of R1.00, for an aggregate subscription price of R6,000,000, not being in compliance with any applicable law of the Republic of South Africa or not being in accordance with the terms of the relevant constitutional documents of the Company; and

(b)                                 the Purchaser and/or the Company from and against any and all costs (including the costs of enforcement), expenses, liabilities, losses, claims, demands, proceedings and damages which the Purchaser and/or the Company directly incur or suffer  in any way whatsoever as a result of not obtaining any approval from the South African Reserve Bank in respect of the repayment by the Company to the Seller of a sum of ZAR 1.5 million of loan funding (which was advanced to the Company by the Seller subsequent to the submission of the Exchange Control application) or the amount of the BGL Group Loan (notwithstanding that on 4 June 2012 First National Bank (Cape Town) (“First National”) telephoned Edward Nathan Sonnenberges Inc. of Johannesburg to advise that the sum of ZAR 1.5million be repaid by the Company to the Seller in order to reinstate the loan balance to the amount as reflected in the Exchange Control application received by First National)

provided that in (a) and (b):

(i)                                     except to the extent specifically required to comply with any applicable law or any legally binding obligation of the Company which existed prior to Completion (to the extent  such obligation is extant following Completion), the Purchaser shall not, and shall procure that any relevant member of the Purchaser’s Group shall not, and shall not authorise any third party to, actively initiate  on an unsolicited basis the taking of any steps to trigger any claim pursuant to this clause 4.6 (which shall include raising on an unsolicited basis any enquiry, or soliciting or encouraging an investigation, in connection with any matter referred to in this clause 4.6); and

(ii)                                  neither the Purchaser nor any member of the Purchaser’s Group shall, nor shall they authorise any third party to, accept or pay or compromise any claim made by or proceeding brought by any third party in relation to any matter referred to in this clause 4.6, nor make any admission in respect of it, without in each case first obtaining the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed); and

(iii)                               the Purchaser shall, and shall procure that any relevant member of the Purchaser’s Group shall, (except to the extent specifically not permitted by any applicable law) keep the Seller informed of any developments  of which it is aware and shall take into account any reasonable comments of the Seller in connection with any claim or threatened claim in relation to any matter referred to in this clause 4.6; and

(iv)                              this clause is subject at all times to paragraph 6 of Schedule 5 (No double recovery).

5.                                      WARRANTIES

5.1                               Warranties

Subject to clauses 5.2 and 5.3, as at the date of this Agreement, the Seller warrants to the Purchaser in terms of the Warranties.

5.2                               Limitations on claims

Subject at all times to clause 5.7, the parties agree that the liability of the Seller in respect of any claim relating to breach of any of the Warranties shall be limited as set out in Schedule 5 (Limitations on Claims).

5.3                              Certain Warranties specific

The only Warranties given in respect of Tax are those set out in paragraph 18 of Schedule 3 (Warranties) and the other Warranties shall be deemed not to be given in relation to Tax.

5.4                               No right of rescission

(a)                                 Save in relation to any fraud on the part of any party and subject to clause 5.4(b), the sole remedy of any party for any breach of this Agreement (including the sole remedy of the Purchaser for any breach of the Warranties) shall be damages and each party acknowledges that it shall have no right to rescind this Agreement after Completion in any circumstances and irrevocably waives any other remedies it may have in relation to a breach of this Agreement.

(b)                                 Nothing contained in this Agreement shall prevent any party from seeking the remedies of injunction, specific performance or other equitable relief for any breach of this Agreement.

5.5                               Meaning of “so far as the Seller is aware”

If any of the Warranties are expressed to be given “so far as the Seller is aware” or “to the best of the knowledge information and belief of the Seller”, or words to that effect, that statement shall be deemed to refer to the actual knowledge of the following persons having made reasonable enquiries into the subject matter of the Warranty or Warranties for which they have been allocated responsibility as follows:  (i) Otto Van Der Walt, Johannes Kunz, David Lundholm, Pieter du Preez and Ian Leech in respect of each of the Warranties of Schedule 3 (Warranties) (but excluding in the case of Ian Leech only the Warranty at paragraph 5.4 (Management Accounts) of Schedule 3 and excluding in the case of Pieter Du Preez the Warranties at paragraphs 2.1 and 2.2 (The Company), paragraphs 3.3 and 3.4 (Ownership of Capital), paragraphs 5.1 up to and including 5.5 (Information/Accounting Information), paragraph 6.1 (Assets), paragraph 15 (Employees), paragraphs 16.5 and 16.6 (Pensions), and paragraph 18 (Taxation) of Schedule 3), (ii) Dean Freed in respect of the Warranties at paragraph 14 (Computer System) of Schedule 3 (Warranties), (iii) Marc Crawford in respect of the Warranties at paragraphs 13 ( Company Intellectual Property) and paragraph 14 (Computer System) of Schedule 3 (Warranties), (iv) Rene Nel in respect of the Warranties at paragraphs 15 (Employees) and paragraph 19 (Litigation) of Schedule 3 (Warranties), (v) Andrew Strand in respect of the Warranties at paragraph 5 (Information/Accounting Information) and paragraph 18 (Taxation) of Schedule 3 (Warranties) and (vi) Lucy Sinfield in respect of paragraph 12 (Contracts) of Schedule 3 (Warranties), and the Seller shall be deemed not to have any other actual, imputed or constructive knowledge.

5.6                               Waiver

Each of the Seller and the Seller Guarantor irrevocably and unconditionally waives and shall procure that any member of the Seller’s Group shall waive and may not enforce any right which the Seller and/or the Seller Guarantor may have and shall procure that each member of the Seller’s Group may not enforce any right which that member of the Seller’s Group may have in each case against the Company or any director or employee of the Company to the extent such right relates to any information supplied or given by any such director, officer or employee of the Company for the purpose of assisting the Seller to give any of the Warranties or agreeing any statement in the Disclosure Letter or any term in this Agreement or any other Transaction Document except in circumstances of fraud or deliberate or wilful misconduct or deliberate or wilful omission or deliberate or wilful non-disclosure on the part of any such director, officer or employee.

5.7                               Fraud etc

Notwithstanding any other provision of this Agreement, nothing in Schedule 5 shall apply to exclude or limit the liability of the Seller to the extent that any claim relating to breach of any of the Warranties or any claim under the Tax Covenant arises by reason of fraud or where there has been deliberate or wilful misconduct or deliberate or wilful omission or deliberate or wilful non-disclosure on the part of the Seller.

5.8                               Disclosure Letter

The Warranties are qualified by all facts, matters and information to the extent Disclosed by way of the Disclosure Letter.  In relation to the Properties only, the provisions of section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 are excluded.

6.                                      TAX COVENANT

6.1                               Terms

The Seller and the Purchaser hereby agree to and acknowledge the terms of the Tax Covenant.

6.2                               Liability

The liability of the Seller under the Tax Covenant shall subject to clause 5.7 be limited where specifically provided for by the express terms of Schedule 4 (Tax Covenant) and Schedule 5 (Limitations on Claims).

7.                                      PURCHASER’S WARRANTIES

As at the date of this Agreement, the Purchaser warrants to the Seller that:

(a)                                 the Purchaser has full power and authority, without requiring or obtaining the consent of its shareholders or any other person, authority or body (excluding any member of the Seller’s Group), to enter into and perform the Transaction Documents to which it is a party which will, when executed, constitute valid and binding obligations on the Purchaser in accordance with their respective terms;

(b)                                 the Purchaser is entering into this Agreement on its own behalf and not on behalf of any other person;

(c)                                  the execution and delivery of, and the performance by the Purchaser of its obligations under, the Transaction Documents will not:

(i)                                     result in a breach of any provision of its memorandum or articles of association; or

(ii)                                  result in a breach of any agreement, licence or other instrument, or of any order, judgment or decree of any court or governmental agency or regulatory body to which the Purchaser is a party or by which the Purchaser is bound or of any applicable law to which the Purchaser is subject; and

(d)                                 save as provided in this Agreement all consents, permissions, approvals and agreements of shareholders of the Purchaser or any other third parties (excluding any member of the Seller’s Group) which are necessary for the Purchaser to obtain in order to enter into and perform the Transaction Documents in accordance with their respective terms have been unconditionally obtained in writing.

8.                                     GUARANTEES

8.1                               Release of Seller guarantees

The Purchaser undertakes to the Seller (for itself and as trustee for any member of the Seller’s Group) that it shall use its reasonable endeavours to procure the release as soon as is reasonably practicable of the Seller or any member of the Seller’s Group from any obligations or liabilities it/they may have in respect of any guarantee or indemnity given for the benefit of the Company of which it is aware (but excluding, for the avoidance of doubt, any guarantee or indemnity contained in this Agreement) and pending that release shall indemnify and keep the Seller or any relevant member of the Seller’s Group indemnified against any liability arising under any such guarantee or indemnity.

8.2                               Release of Company Guarantees

The Seller undertakes to the Purchaser (for itself and as trustee for any member of the Purchaser’s Group) that it shall use its reasonable endeavours to procure the release as soon as is reasonably practicable of the Company from any obligations or liabilities which the Company may have in respect of any guarantee or indemnity given for the benefit of any  member of the Seller’s Group of which it is aware (but excluding, for the avoidance of doubt, any guarantee or indemnity contained in this Agreement) and pending that release shall indemnify and keep the Purchaser or any relevant member of the Purchaser’s Group indemnified against any liability arising under any such guarantee or indemnity.

9.                                      CONFIDENTIALITY AND ANNOUNCEMENTS

9.1                               Confidentiality

Subject to clause 9.2, each party shall treat as strictly confidential:

(a)                                 the existence and provisions of the Transaction Documents;

(b)                                 the negotiations relating to this Agreement; and

(c)                                  all information received or obtained as a result of entering into or performing this Agreement which relates to any other party or the business, financial or other affairs of any other party.

9.2                               Exceptions

Any party may disclose information referred to in clause 9.1 (including by way of press or public announcement or the issue of a circular) which would otherwise be confidential if and to the extent that the disclosure is:

(a)                                 approved by the Seller and the Purchaser in writing in advance;

(b)                                 required by the law of any relevant jurisdiction or by a court of competent jurisdiction;

(c)                                  lawfully required by the rules of any securities or investment exchange or regulatory or governmental body to which any party is subject wherever situated, including the London Stock Exchange, the UK Listing Authority, the Takeover Panel, the US Securities and Exchange Commission or the New York Stock Exchange, whether or not the requirement for disclosure has the force of law;

(d)                                 required to vest in that party the full benefit of this Agreement;

(e)                                  made to the professional advisers, auditors or bankers of that party or of any other member of the Seller’s Group (in the case of the Seller) or of any other member of the Purchaser’s Group (in the case of the Purchaser) and the party making the disclosure pursuant to this clause 9.2(e) shall procure that those persons referred to in this clause 9.2(e) to whom disclosure is made comply with clause 9.1 as if they were parties to this Agreement;

(f)                                   made to the officers or employees of that party or of any other member of the Seller's Group (in the case of the Seller) or of any other member of the Purchaser's Group (in the case of the Purchaser) who need to know the information for the purposes of the transactions effected or contemplated by this Agreement and the party making the disclosure pursuant to this clause 9.2(f) shall procure that those persons referred to in this clause 9.2(f) to whom disclosure is made comply with clause 9.1 as if they were parties to this Agreement;

(g)                                  of information that has already come into the public domain through no fault of that party; or

(h)                                 of information of the kind referred to in clause 9.1(c) which is already lawfully in the possession of that party as evidenced by its or its professional advisers' written records and which was not acquired directly or indirectly from the other party to whom it relates and in respect of which that party is not subject to any obligation of confidence or confidentiality undertaking in favour of any third party, provided that any information disclosed pursuant to clause 9.2 (b) or (c) shall be disclosed only after notice to the other parties (save where such notice is wholly impracticable or prohibited by law) and, where notice is given, to the extent reasonably practicable the disclosing party shall take reasonable steps to consult and co-operate with the other parties regarding the content, timing and manner of that disclosure provided that neither the Seller nor any member of the Seller’s Group shall be required to give notice to or consult with the Purchaser in connection with the proposed termination of the appointed representative arrangement between any relevant member of the Seller’s Group and the Company.

9.3          No limit in time

The restrictions contained in this clause 9 shall continue to apply following Completion for a period of six calendar years following Completion.

9.4          Notices to customers etc.

Nothing in this Agreement will prohibit the Seller (or any authorised representative on its behalf) or the Purchaser from making or sending after Completion any announcement to a customer, client or supplier of the Company informing it that the Purchaser has purchased the Shares on terms which have been approved in writing by the Purchaser (such approval not to be unreasonably withheld or delayed).

10.          COSTS

10.1        Each party responsible for own costs

Except to the extent this Agreement expressly provides otherwise, each party shall be responsible for all the costs, charges and expenses incurred by it in connection with and incidental to the negotiation, preparation and completion of this Agreement, the other documents referred to in this Agreement and the sale and purchase under this Agreement.

10.2        Purchaser responsible for transfer tax

The Purchaser shall promptly pay the securities transfer tax (and any associated interest and penalties) payable in respect of the transfer by the Seller to the Purchaser of the Shares pursuant to this Agreement (and shall indemnify the Seller in respect of the same to the extent that the Seller or any member of the Seller’s Group incurs any liability in connection with the same).

11.          WNS GUARANTEE

11.1        Guarantee

In consideration of the entry of the Seller into this Agreement, the Guarantor irrevocably and unconditionally as primary obligor undertakes and guarantees to the Seller on demand to perform all of the Purchaser’s or, to procure the performance of all of the Purchaser’s, obligations under the Transaction Documents (subject to and in accordance with the terms of the Transaction Documents) including the due and punctual payment of all sums now or subsequently payable by the Purchaser to the Seller under this Agreement.

11.2        Guarantor warranties

The Guarantor warrants to the Seller that:

(a)           the Guarantor is a company in good standing duly incorporated and registered under the law of its jurisdiction of incorporation;

(b)           the Guarantor has full power and authority, without requiring or obtaining the consent of its shareholders or any other person, authority or body (excluding any member of the Seller’s Group), to enter into and perform this Agreement and any other Transaction Documents to which it is a party which will, when executed, constitute valid and binding obligations on it in accordance with their respective terms;

(c)           the Guarantor has taken or shall have taken by Completion all corporate action required by it to authorise it to enter into and perform each Transaction Document to which it is a party;

(d)           the Guarantor is entering into this Agreement on its own behalf and not on behalf of any other person;

(e)           the execution and delivery of, and the performance by the Guarantor of its obligations under, this Agreement and any other Transaction Documents will not:

(i)            result in a breach of any provision of its memorandum or articles of association; or

(ii)           result in a breach of any agreement, licence or other instrument, or of any order, judgment or decree of any court or governmental agency or regulatory body to which the Guarantor is a party or by which the Guarantor is bound or of any applicable law to which the Guarantor is subject; and

(f)            save as provided in this Agreement all consents, permissions, approvals and agreements of shareholders of the Guarantor or any other third parties (excluding any member of the Seller’s Group) which are necessary for the Guarantor to obtain in order to enter into and perform this Agreement and any other Transaction Documents in accordance with their respective terms have been unconditionally obtained in writing.

11.3        Purchaser default

If the Purchaser defaults in the performance of any obligations under any of the Transaction Documents, the Guarantor shall on demand perform (or procure the performance of) that obligation, so that the same benefits shall be conferred on the Seller as it would have received if the Purchaser had duly performed that obligation.

11.4        Obligations continuing

The obligations and liabilities of the Guarantor in this clause 11 are continuing obligations and liabilities which shall remain in force until all the obligations of the Purchaser under the Transaction Documents have been performed.

11.5        Obligations not affected

The obligations of the Guarantor under this clause 11 shall not be affected by anything which, but for this clause 11, might operate to release or otherwise exonerate it from or affect its obligations, including:

(a)           any time, indulgence, waiver or consent given at any time to the Purchaser or another person;

(b)           a compromise or release of or abstention from perfecting or enforcing any rights or remedies against the Purchaser or another person;

(c)           a legal limitation, disability, incapacity or other circumstances relating to the Purchaser or another person;

(d)           an amendment to or variation of the terms of any of the Transaction Documents or another document referred to in this Agreement;

(e)           an irregularity, unenforceability or invalidity of the obligations of a party to any of the Transaction Documents; and

(f)            the dissolution, amalgamation, reconstruction or insolvency of the Purchaser.

11.6        Enforcement of guarantee

The obligations and liabilities contained in this clause 11 may be enforced without the Seller first taking any action against the Purchaser.

11.7        Demands of the Seller

The Seller may make one or more demands under this clause 11.

12.          SELLER GUARANTEE

12.1        Guarantee

In consideration of the entry of the Purchaser into this Agreement, the Seller Guarantor irrevocably and unconditionally as primary obligor undertakes and guarantees to the Purchaser on demand to perform all of the Seller’s, or to procure the performance of all of the Seller’s, obligations under the Transaction Documents (subject to and in accordance with the terms of the Transaction Documents) including the due and punctual payment of all sums now or subsequently payable by the Seller to the Purchaser under this Agreement.

12.2        Seller Guarantor warranties

The Seller Guarantor warrants to the Purchaser that:

(a)           the Seller Guarantor is a company in good standing duly incorporated and registered under the law of its jurisdiction of incorporation;

(b)           the Seller Guarantor has full power and authority, without requiring or obtaining the consent of its shareholders or any other person, authority or body (excluding any member of the Purchaser’s Group), to enter into and perform this Agreement and any other Transaction Documents to which it is a party which will, when executed, constitute valid and binding obligations on it in accordance with their respective terms;

(c)           the Seller Guarantor has taken or shall have taken by Completion all corporate action required by it to authorise it to enter into and perform each Transaction Document to which it is a party;

(d)           the Seller Guarantor is entering into this Agreement on its own behalf and not on behalf of any other person;

(e)           the execution and delivery of, and the performance by the Seller Guarantor of its obligations under, this Agreement and any other Transaction Documents will not:

(i)            result in a breach of any provision of its memorandum or articles of association; or

(ii)           result in a breach of any agreement, licence or other instrument, or of any order, judgment or decree of any court or governmental agency or regulatory body to which the Seller Guarantor is a party or by which the Seller Guarantor is bound or of any applicable law to which the Seller Guarantor is subject; and

(f)            save as provided in this Agreement all consents, permissions, approvals and agreements of shareholders of the Seller Guarantor or any other third parties (excluding any member of the Purchaser’s Group) which are necessary for the Seller Guarantor to obtain in order to enter into and perform this Agreement and any other Transaction Documents in accordance with their respective terms have been unconditionally obtained in writing.

12.3        Seller default

If the Seller defaults in the performance of any obligations under any of the Transaction Documents, the Seller Guarantor shall on demand perform (or procure the performance of) that obligation, so that the same benefits shall be conferred on the Purchaser as it would have received if the Seller had duly performed that obligation.

12.4        Obligations continuing

The obligations and liabilities of the Seller Guarantor in this clause 12 are continuing obligations and liabilities which shall remain in force until all the obligations of the Seller under the Transaction Documents have been performed.

12.5        Obligations not affected

The obligations of the Seller Guarantor under this clause 12 shall not be affected by anything which, but for this clause 12, might operate to release or otherwise exonerate it from or affect its obligations, including:

(a)           any time, indulgence, waiver or consent given at any time to the Seller or another person;

(b)           a compromise or release of or abstention from perfecting or enforcing any rights or remedies against the Seller or another person;

(c)           a legal limitation, disability, incapacity or other circumstances relating to the Seller or another person;

(d)           an amendment to or variation of the terms of any of the Transaction Documents or another document referred to in this Agreement;

(e)           an irregularity, unenforceability or invalidity of the obligations of a party to any of the Transaction Documents; and

(f)            the dissolution, amalgamation, reconstruction or insolvency of the Seller.

12.6        Enforcement of guarantee

The obligations and liabilities contained in this clause 12 may be enforced without the Purchaser first taking any action against the Seller.

12.7        Demands of the Purchaser

The Purchaser may make one or more demands under this clause 12.

13.          RESTRICTIONS ON ACTIVITIES OF THE SELLER

13.1        Restrictions

In consideration of the Purchaser entering into this Agreement, the Seller undertakes to the Purchaser and the Company that the Seller will not and will procure that no member of the BGL Group will during the period of 24 calendar months from 31 May 2012 up to and including 31 May 2014 and no member of the Seller’s Group (which, for the purpose of this clause 13.1 only, shall exclude the BGL Group) will during the period of 12 calendar months from 31 May 2012 up to and including 31 May 2013 (in either case whether alone or in conjunction with or on behalf of another person and whether directly or indirectly) without, in either case, the prior written consent of the Purchaser:

(a)           carry on or be engaged, concerned or interested within the Republic of South Africa in any business which provides services which are in competition with the Relevant Services;

(b)           carry on or be engaged, concerned or interested elsewhere in the world in any business to the extent it provides services which are the same as or substantially similar to  Relevant Services to any Relevant Customer, including Comair Airways Limited, Centrica Plc, Situp TV, Vodacom, Findus and Time Warner Publishing;

(c)           canvass, solicit or approach, or cause to be canvassed, solicited or approached, either of the following Relevant Customers, Standard Bank or Direct Axis, with regard to the provision of business continuity or disaster recovery or similar services in the Republic of South Africa;

(d)           canvass, solicit or approach, or cause to be canvassed, solicited or approached, any Relevant Customer for the sale or supply of services which are in competition with the Relevant Services or deal or contract with any Relevant Customer in relation to the sale or supply of services which are in competition with the Relevant Services;

(e)           interfere or seek to interfere with the continuance of the provision of services by the Company to any Relevant Customer if that interference causes or would cause such Relevant Customer to cease receiving, or materially reduce its receipt of, Relevant Services;

(f)            interfere or seek to interfere with the continuance of the provision of services or goods by suppliers to the Company (who have been supplying services or goods to the Company at any time during the period of six calendar months preceding Completion) if that interference causes or would cause any such supplier to cease providing, or materially reduce its provision of, services or goods to the Company; or

(g)           directly or indirectly solicit or entice away or endeavour to solicit or entice away from the Company or employ or endeavour to employ any of its employees (being any director, officer or employee employed in a managerial, supervisory, technical or sales capacity by the Company at Completion where that person is in possession of Confidential Information and would be in a position to exploit the Company’s trade or customer connections) including any of the Key Employees except that this shall not prevent the Seller or any member of the Seller’s Group making, or any such director, officer or employee responding to, public recruitment advertisements of a generic nature and the relevant director, officer or employee thereafter being offered employment by the Seller or any member of the Seller’s Group and the director, officer, or employee accepting such offer, provided that (i) the Seller or any member of the Seller’s Group has not directed such advertisement at any such director, officer or employee, and (ii) in the case of Johann Kunz, Rene Nel, Pieter Du Preez, David O’Dwyer, Karen Van Der Merwe and Marc Crawford only, no offer of employment shall be made by the Seller or a member of the BGL Group or a member of the Seller’s Group (as the case may be) if such offer of employment (if accepted) would result in any of the aforementioned commencing employment with, in the case of any member of the BGL Group, on or before 31 May 2014 and, in the case of any member of the Seller’s Group, on or before 31 May 2013

Provided that notwithstanding any of the foregoing:

(i)            nothing contained in clause 13.1 shall prevent or prohibit the Seller or any member of the BGL Group or the Seller’s Group (either directly or indirectly) from being the holder of not more than 10% of any class of shares of any company traded on any recognised stock or investment exchange;

(ii)           nothing contained in clause 13.1(a) shall prevent or prohibit the Seller or any member of the BGL Group or the Seller’s Group (either directly or directly) from acquiring either the entire issued share capital of a company or the assets and liabilities of a business which provides services in the Republic of South Africa which compete with the Relevant Services provided that  such services are not a material part of such acquired company or business (as relevant), where for these purposes only “material” shall mean that the services which compete with the Relevant Services provided by the acquired company or business in the Republic of South Africa shall represent more than 10% of such acquired company’s or business’ turnover and in circumstances where the services which compete with the Relevant Services are material, then the Seller shall use its reasonable endeavours to effect or procure a sale of the business providing the services which compete with the Relevant Services within 12 months of such business being acquired provided that this obligation shall not require the directors (or equivalent in any relevant jurisdiction) of the relevant seller to sell the business at a discount of more than 10% to net asset value or fair market value or to take any step or action which may result in a breach by the directors (or equivalent in any relevant jurisdiction) of any statutory or fiduciary duty under common law which they may owe; and

(iii)          nothing in clause 13.1(a), (b) or (d) shall prevent or restrict the Seller or any member of the BGL Group or the Seller’s Group (as the case may be) from carrying on the business which it is carrying on at Completion or from dealing in any way with any Relevant Customer  in the way that they are dealing with such Relevant Customer as at Completion (provided, for the avoidance of all doubt, that such carrying on of a business or such dealing does not involve the provision of any service which is the same as or substantially similar to a Relevant Service provided to a Relevant Customer (save that the parties hereby agree and acknowledge that telemarketing services shall not be regarded as a service which is the same as or substantially similar to any Relevant Service)).

13.2        Severable undertakings

(a)           No member of the Seller’s Group or the BGL Group shall be in breach of this clause 13 in circumstances where any undertaking in the Seller’s Group or the BGL Group (as the case may be) is the subject of a change of control such that the control passes to any company which is not a member of the Seller’s Group or the BGL Group (as the case may be) prior to the change of control in which case clause 13 shall not restrict the new ultimate parent undertaking of such undertaking in the Seller’s Group  or the BGL Group (as the case may be) and its subsidiary undertakings (being its subsidiary undertakings immediately prior to completion of its acquisition of the undertaking in the Seller’s Group or the BGL Group (as the case may be)) in respect of any existing activities or businesses carried on at any time prior to the change of control by the new ultimate parent undertaking or any of its subsidiary undertakings  but, for the avoidance of doubt, clause 13 shall, to the extent then extant continue to apply in accordance with its terms to the members of the Seller’s Group or the BGL Group (as the case may be) immediately prior to such acquisition.

(b)           Subject to clause 20.3, each of the covenants in this clause 13 is:

(i)            a separate and severable undertaking by the Seller and shall be enforceable by the Purchaser separately and independently of its right to enforce any one or more of the covenants in this clause 13; and

(ii)           considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, unlawful, against the public interest or in any way an unreasonable restraint of trade but would be valid if any part of it were deleted, or the period or area of application reduced, the restriction shall apply with such modification as may be necessary to make it valid and effective.

14.          ENTIRE AGREEMENT

14.1        Entire agreement

(a)           This Agreement, the Disclosure Letter and any other Transaction Documents together represent the whole and only agreement between the parties in relation to the sale and purchase of the Shares and supersede any previous agreement whether written or oral between the parties in relation to the subject matter of any of the aforementioned documents.  In entering into the aforementioned documents, each party to this Agreement acknowledges that it is not relying upon any pre-contractual statement which is not expressly set out in them.  Except in the case of fraud, no party shall have any right of action against the other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in any of the aforementioned documents.

(b)           For the purposes of clause 14.1(a), “pre-contractual statement” means any draft agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of any of the aforementioned documents made or given by any person at any time prior to the date of this Agreement.

15.          CONTINUING EFFECT

Each provision of this Agreement shall continue in full force and effect after Completion, except to the extent that any provision has been fully performed on or before Completion.

16.          INVALIDITY

If all or any part of any provision of this Agreement shall be or become illegal, invalid or unenforceable in any respect under the law of any jurisdiction that shall not affect or impair:

(a)           the legality, validity or enforceability in that jurisdiction of the remainder of that provision and/or all other provisions of this Agreement; or

(b)           the legality, validity or enforceability under the law of any other jurisdiction of that provision and/or all other provisions of this Agreement.

17.          AMENDMENTS AND WAIVERS

17.1        Amendments

No amendment or variation of the terms of this Agreement or any other Transaction Documents shall be effective unless it is made or confirmed in a written document signed by each party to the relevant document.

17.2        Waivers

No delay in exercising or the non-exercise by a party of any right, power or remedy under this Agreement or any other document referred to in it shall impair, or otherwise operate as a waiver or release of, that right, power or remedy, nor will any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.  Any waiver of any breach of, or any default under, any of the terms of this Agreement will not be deemed to be a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

18.          FURTHER ASSURANCE AND ASSISTANCE

18.1        Further assurance

Each party shall from time to time at its own cost, do, perform, sign, execute and deliver all such acts, deeds, documents and things (or procure the doing, performance, signing, execution or delivery of them) as the other parties shall from time to time reasonably require, in a form and in terms reasonably satisfactory to the other parties to give full effect to this Agreement and any other Transaction Documents and to secure to the other parties the full benefit of the rights, powers and remedies conferred upon it in this Agreement and any other Transaction Documents.

18.2        Books and records

As from the Completion Date, to the extent relevant, each of the Seller and the Purchaser shall (and shall procure that each member of the Seller’s Group, in the case of the Seller, and each member of the Purchaser’s Group, in the case of the Purchaser, shall):

(a)           give to the other such reasonable access to the information, books, accounts, records and returns relating to or in connection with the Company as the other may reasonably require including the right to take copies and extracts on reasonable advance notice; and

(b)           not destroy or delete, and shall procure that the Company shall not destroy or delete any information, books, accounts, records and returns relating to or in connection with the Company without first consulting the other party in each case until the earlier of the expiry of a period of six calendar years from the Completion Date or for so long as any actual or prospective claims under or in connection with this Agreement remain outstanding.

18.3        Availability of employees

After the Completion Date, the Purchaser shall (and shall procure that each relevant member of the Purchaser’s Group shall) make available to the Seller the assistance of such of its employees as the Seller may reasonably require in connection with the conduct of proceedings against the Seller or other members of the Seller’s Group or in connection with any matter relating to the Company whilst under the Seller’s ownership and in each case of which such employees have particular knowledge by virtue of their involvement in the matter giving rise to those proceedings or otherwise provided that the Purchaser shall not be obliged to procure that any such employee provides any such assistance to the extent that making available such an employee shall be without prejudice to the carrying on of the day-to-day business activities of the Company or the relevant member of the Purchaser’s Group.

19.          COUNTERPARTS

19.1        Any number of counterparts

This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each of the parties has executed at least one counterpart.

19.2        Each counterpart an original

Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

20.          ASSIGNMENT AND THIRD PARTY RIGHTS

20.1        Agreement binding on successors and permitted assignees

This Agreement shall be binding on and enure for the benefit of the successors and permitted assignees of the parties.

20.2                        Benefit of agreement not assignable

(a)                                 Subject to clause 20.2(b), the benefit of this Agreement and any other Transaction Documents may not be assigned, transferred, charged or dealt in (whether by way of security, trust or otherwise) either in whole or in part to any person.

(b)                                 The Purchaser shall be entitled to assign (in whole but not part only) the benefit of this Agreement to any other member of the Purchaser’s Group provided that, if such assignee ceases to be a member of the Purchaser’s Group, the Purchaser shall procure that all of the benefit of this Agreement which has been assigned to such assignee is immediately re-assigned to the Purchaser or another member of the Purchaser’s Group prior to such cessation.

(c)                                  In the event of any assignment pursuant to clause 20.2(b), the liability of the Seller under this Agreement (including the Tax Covenant) as a result of the assignment shall not be greater than its liability would have been to the Purchaser had no assignment occurred.

20.3                        No Rights of Third Parties

(a)                                 Subject to clause 20.2(b) and clause 20.3(b), the parties do not intend any provision of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 (the “1999 Act”).

(b)                                 The parties agree as follows:

(i)                                     nothing in clause 20.3(a) shall prevent the Purchaser from making any claim against the Seller in respect of Losses incurred by the Company or seeking equitable relief on behalf of the Company in either case in respect of any breach of clause 8 or clause 13.1 (subject at all times to the other provisions of this Agreement including clause 5.4); and

(ii)                                  subject at all times to any other relevant provision of this Agreement (including clause 5.4 and 20.3(b)(iii)), if and only to the extent that a court rules that the Purchaser is not entitled to claim for any Losses or to seek any equitable relief in either case following a breach of clause 8 (Guarantees) or clause 13.1 (Restrictions on Activities of the Seller) due to those Losses not having been incurred by the Purchaser or due to an inability to seek such equitable relief, then the Company shall be entitled to enforce clause 8 or 13.1 (as the case may be) (and, to the extent relevant in connection with any enforcement of clause 13.1, clause 3.4(b) and Schedule 9) under the 1999 Act in which event no other member of the Purchaser’s Group (including the Purchaser) shall be entitled to enforce either clause 8 or clause 13.1 (as the case may be) with regard to the same subject matter of the claim which is made by the Company;

(iii)                               provided that in the event that the Company does enforce any right pursuant to clause 8 or clause 13.1, then:

the nature and scope of the rights of the Company under either such clause shall not be greater than the nature and scope of the rights which the Purchaser or another member of the Purchaser’s Group (pursuant to clause 20.2(b)) would otherwise have had had the Purchaser or any such member been so entitled and brought the claim or sought equitable relief (as the case may be) instead.

For the avoidance of all doubt, if the Company were to enforce either clause 8 or clause 13.1 (including, to the extent relevant in connection with any enforcement of clause 13.1, clause 3.4(b) and Schedule 9)) then (to the extent relevant) all of the other provisions which would have applied to any claim brought by the Purchaser or any member of the Purchaser’s Group (pursuant to clause 20.2(b)) shall apply mutatis mutandis to the Company (including the provisions contained in Schedule 5).

If the Company exercises its right to enforce either clause 8 or clause 13.1, the Company shall in so far as it is within its reasonable control use its reasonable endeavours to exercise such right without any undue delay.

21.                               SET-OFF

21.1                        Right of set-off

To the extent that (i) the Seller owes any amount under this Agreement to the Purchaser, and/or (ii) the Purchaser owes any amount under this Agreement to the Seller, any payment to be made under this Agreement may be set-off by the payer against the amount owing by the payee to the payer, such that the payer shall be entitled to pay a net amount to the payee, provided that any such amount is due and payable at the relevant time.

21.2                        Exercise of right of set-off

No party shall be obliged to exercise its rights under clause 21.1.  Any exercise by any party of its rights under this clause 21 shall be without prejudice to any other rights or remedies available to that party under this Agreement or otherwise.

22.                               NOTICES

22.1                        Form of notices

All notices and other communications relating to this Agreement:

(a)                                 shall be in English and in writing;

(b)                                 shall be delivered by hand or sent by post (or airmail if overseas);

(c)                                  (subject to clause 24 (Agent for Service of Process) shall be delivered or sent to the party concerned at the relevant address, as appropriate, and marked as shown in clause 22.3, subject to such amendments as may be notified from time to time in accordance with this clause by the relevant party to the other parties by no less than 10 Business Days’ notice.

22.2                        When notices take effect

Each of the communications referred to in clause 22.1 shall be deemed to take effect:

(a)                                 if delivered by hand, upon delivery; or

(b)                                 if posted by first class registered post, on the second Business Day after posting, or, if sent by airmail, on the fifth Business Day after posting,

provided that in proving service by hand or by post, it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice was properly addressed and posted by way of first class registered post or airmail, and provided that if any communication would otherwise become effective on a non-Business Day or after 5.00 p.m. on a Business Day, it shall instead become effective at 10.00 a.m. on the next Business Day and, if it would otherwise become effective before 9.00 a.m. on a Business Day, it shall instead become effective at 10.00 a.m. on that Business Day.

22.3                        Initial details of the parties

The initial details of the parties for the purposes of clause 22.1 are:

Party:	Seller

Address:	Pegasus House, Bakewell Road, Orton Southgate, Peterborough, Cambridgeshire, PE2 6YS

Marked for the Attention of:	Company Secretary

Party:	Purchaser

Address:	Acre House, 11-15 William Road, London NW1 3ER

Marked for the Attention of:	Company Secretary

With a copy to:	WNS Global Services Pvt Ltd

Address:	Plant No 10 Gate No 4, Godrej & Boyce Complex, Vikhroli (W) Mumbai, 400 079, India

Marked for the Attention of:	General Counsel, WNS Group

Party:	Guarantor

Address:	Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, Channel Islands

Marked for the Attention of:	Company Secretary

With a copy to:	WNS Global Services Pvt Ltd

Address:	Plant No 10 Gate No 4, Godrej & Boyce Complex, Vikhroli (W) Mumbai, 400 079, India

Party:	Seller Guarantor

Address:	Pegasus House, Bakewell Road, Orton Southgate, Peterborough, Cambridgeshire, PE2 6YS

Marked for the Attention of:	Company Secretary

23.                               GOVERNING LAW AND JURISDICTION

23.1                        Governing law

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with English law.

23.2                        Jurisdiction

Each party irrevocably submits to the exclusive jurisdiction of the English courts to settle any dispute which may arise under or in connection with this Agreement or the legal relationships established by this Agreement.

24.                               AGENT FOR SERVICE OF PROCESS

24.1                        Service

The Guarantor irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings in England by service on its agent, the Purchaser, in accordance with the provisions of clause 22 (Notices).

24.2                        Appointment of another agent

In the event of the Purchaser (or any replacement agent) ceasing so to act or ceasing to have an address in England, the Guarantor undertakes to promptly appoint another person as its agent for that purpose and to procure that notice of that appointment is given to the Seller in accordance with the provisions of clause 22 (Notices) and, if the Guarantor fails to do so, then the Seller shall be entitled to appoint an agent on the Guarantor’s behalf.

25.                               VARIATION

No amendment or variation to the terms of this Agreement shall be valid unless it is in writing and signed by or on behalf of each party to this Agreement but, for the avoidance of all doubt, no amendment or variation shall require the consent of the Company.

EXECUTION

The parties have shown their acceptance of the terms of this Agreement by executing it after the Schedules.

SCHEDULE 1
DETAILS OF THE COMPANY

Name	:	Fusion Outsourcing Services Proprietary Limited

Registration date	:	23 July 2003

Place of incorporation	:	South Africa

Registration	:	2003/017437/07

Registered office	:	Grant Thornton 6th Floor, 119 Hertzog Boulevard Foreshore Cape Town, 8001 South Africa

Directors	:	Peter Anthony Winslow Johannes Jacobus Kunz Otto Leon Van Der Walt Ian Robert Leech

Secretary	:	Hygeft Trust Company

Issued share capital	:	ZAR9,000,300 composed of 3,000,300 ordinary shares of ZAR1.00 each

Shareholder(s)	:	BFSL Limited

SCHEDULE 2
COMPLETION ARRANGEMENTS

1.                                      SELLER’S OBLIGATIONS

The Seller shall deliver to the Purchaser:

(a)                                 share certificates in respect of the Shares (or an indemnity in the usual form in the case of any lost certificate);

(b)                                 duly executed securities transfer form(s) in respect of the Shares in favour of the Purchaser, or as it may direct, and any power of attorney or other authority under which those transfers have been executed and any other document reasonably necessary to give to the Purchaser (or its nominee) full legal and beneficial ownership of the Shares;

(c)                                  certificate of incorporation (and any certificate of change of name), the certificate to commence business, memorandum of incorporation, securities register and all other statutory books of the Company written up to the day prior to the Completion Date (to the extent that any such documentation is in the Seller’s possession);

(d)                                 a duly signed counterpart of the Disclosure Letter;

(e)                                  a duly signed counterpart of the BGL Group Loan Novation Agreement;

(f)                                   a duly signed counterpart of the Co-existence Agreement;

(g)                                  a copy of the duly signed minutes of the meeting of the board of directors of the Seller authorising the execution by the Seller of this Agreement and the Transaction Documents;

(h)                                 a copy of the duly signed minutes of the meeting of the board of directors of the Seller Guarantor authorising the execution by the Seller Guarantor of this Agreement;

(i)                                     written resignations and releases from Peter Winslow and Ian Leech in each case resigning their offices with effect from on or around Completion; and

(j)                                    a copy of those contracts between the Company and Vodacom (which as at 31 March 2012 had not been signed by Vodacom and pursuant to which the Company had been providing services for or to Vodacom prior to 31 March 2012) signed by Vodacom containing those terms previously disclosed in writing to the Purchaser.

2.                                      BOARD MEETING OF THE COMPANY

The Seller shall cause to be duly held a meeting of the board of the Company validly to effect or execute or validly to resolve to effect or execute:

(a)                                 the approval of the said transfer of the Shares to the Purchaser (or its nominee) and the registration of the Purchaser (or its nominee) as holder of those Shares;

(b)                                 the acceptance of the resignation of Peter Winslow and Ian Leech as directors of the Company;

(c)                                  the issuing of new share certificates for the Shares in favour of the Purchaser (or its nominee); and

(d)                                 the approval of the Transaction Documents to which it is a party.

3.                                      PURCHASER’S OBLIGATIONS

Subject to the conclusion of the matters referred to in paragraphs 1 and 2 above, the Purchaser shall:

(a)                                 procure that the aggregate sum of £100,000, being the amount of the First Instalment, shall immediately be paid by way of electronic transfer for same day value to the Seller’s Account;

(b)                                 procure that an amount of £4,900,000 by way of part payment of the BGL Group Loan Novation Consideration shall immediately be paid by way of electronic transfer for same day value to the Seller’s Account;

(c)                                  deliver to the Seller a duly signed counterpart of the Disclosure Letter;

(d)                                 deliver to the Seller a duly signed counterparty of the BGL Group Loan Novation Agreement and the Co-existence Agreement;

(e)                                  deliver to the Seller a copy of the duly signed minutes of the meeting of the board of directors of the Guarantor authorising the execution of this Agreement; and

(f)                                   deliver to the Seller a copy of the duly signed minutes of the meeting of the board of directors of the Purchaser authorising the execution of this Agreement and the Transaction Documents.

SCHEDULE 3
WARRANTIES

1.                                      THE SELLER

1.1                               Capacity

The Seller has full power and authority, without requiring or obtaining the consent of its shareholders or any other person, authority or body, to enter into and perform its obligations under this Agreement and any other document to be executed by it pursuant to this Agreement.

1.2                               Valid and binding obligations

This Agreement and any other document to be executed by the Seller pursuant to or in connection with this Agreement shall, upon execution, constitute valid and binding obligations of the Seller in accordance with their respective terms.

1.3                               Insider’s Interests

(a)                                 There is not outstanding and there has not at any time during the period of 2 years ending on the date of this Agreement been outstanding any Contract to which the Company is or was a party and in which any Insider is or was interested in any way whatsoever (excluding any contract of employment between the Company and any of its directors as Disclosed).

(b)                                 No Insider has any interest, direct or indirect, in any trade or business which competes or is likely to compete with the Company’s business.

(c)                                  There is not outstanding any Contract which has been entered into between the Company and any other member of the Seller’s Group.

2.                                      THE COMPANY

2.1                               Company information

The information in respect of the Company set out in Schedule 1 (Details of the Company) is true and accurate.

2.2                               Memorandum of incorporation

The copy of the memorandum of incorporation of the Company contained in the Disclosure Documents is complete and contains all alterations or amendments made to it prior to the date of this Agreement.

2.3                               Statutory books

The securities register and other statutory books and records of the Company have been properly kept in all material respects in accordance with applicable law and contain an accurate record of the matters which should be dealt with in those books and records in all material respects and are in the possession or under the control of the Company and no notice or allegation that any of them is incorrect or should be rectified has been received by the Company.

2.4                               Company validly existing

The Company is duly incorporated and registered and validly exists under the laws of the Republic of South Africa and has all requisite corporate powers and authority to own its properties and to carry on its business as presently conducted.

2.5                               Constitution

The Company has at all times carried on its business and affairs in all respects in accordance with its memorandum of incorporation.

2.6                               Filings and returns

All returns, resolutions and other documents required to be filed with or delivered by law to the competent authority in the Republic of South Africa by the Company have been properly and correctly prepared in all material respects and so filed and delivered.

3.                                      OWNERSHIP OF CAPITAL

3.1                               Legal owner of the Shares

The Seller is the legal and beneficial owner of the Shares.

3.2                               Shares constitute entire issued share capital

The Shares constitute the whole of the issued and allotted stated capital of the Company and are all fully paid or properly credited as fully paid.

3.3                               No Encumbrance

There is no Encumbrance on any of the Shares or on any authorised, uncalled or unissued share capital of the Company, and no claim has been made by any person to be entitled to any such Encumbrance.

3.4                               No options etc

No person has the right to call for the allotment, conversion, issue, sale, exercise or transfer of any share, option, warrant, or loan capital or any other security of any kind giving rise to a right over the capital of the Company.

4.                                      SUBSIDIARIES, PARTNERSHIPS ETC.

4.1                               No subsidiaries

The Company has:

(a)                                 no subsidiaries and is not the legal, registered or beneficial owner of any shares or other securities or capital of any other company or corporation whether limited or unlimited and whether incorporated in the Republic of South Africa, the United Kingdom or elsewhere;

(b)                                 not at any time during the period of 6 years ending on the date of this Agreement had any interest, in the share capital of any company.

4.2                               No partnership

The Company is not a member of any partnership or other unincorporated association and has no place of business, branch or permanent establishment other than in the Republic of South Africa.

5.                                      INFORMATION/ACCOUNTING INFORMATION

5.1                               Accounts

The Accounts, a copy of which is enclosed in the Disclosure Documents:

(a)                                 show a true and fair view of the assets, liabilities and financial affairs of the Company as at the Balance Sheet Date and of the profits (or losses) of the Company for the financial year ending on that date;

(b)                                 have been prepared and audited in accordance with the historical cost convention and with applicable law in accordance with generally accepted accounting principles and practices in the Republic of South Africa at the time they were audited; and

(c)                                  have been prepared on bases and principles which are consistent with those used in the preparation of the audited statutory accounts of the Company for the 2 financial years immediately preceding that which ended on the Balance Sheet Date.

5.2                               Accounting Information

Without prejudice to the generality of paragraph 5.1, the Accounts:

(a)                                 provide a true and fair view of the liabilities (other than contingent or potential liabilities which are not expected to crystallise) and all capital commitments of the Company as at the Balance Sheet Date;

(b)                                 provide a true and fair view of the capital and reserves and value of all the assets of the Company as at the Balance Sheet Date and the profits (and losses) of the Company for the financial year ended on the Balance Sheet Date;

(c)                                  provide a true and fair view of the bad and doubtful debts of the Company as at the Balance Sheet Date; or

(d)                                 are not affected (except as disclosed in the Accounts) by an extraordinary or exceptional event, circumstance or item.

5.3                               Profits or losses

The profits or losses of the Company for the 2 consecutive financial years ended on the Balance Sheet Date as shown by the Accounts and by the previous audited accounts of the Company delivered to the Purchaser have not (except as disclosed in those accounts) been affected by the inclusion of extraordinary, exceptional or non-recurring items of income or non-expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits or losses for any such periods exceptionally high or low.

5.4                               Management accounts

The management accounts of the Company for each quarter in respect of the period from the Balance Sheet Date to 31 December 2011, copies of which are enclosed in the Disclosure Documents, have been prepared on a basis consistent with those used in the preparation of all previous management accounts and are not misleading in any material respect.

5.5                               Events since the Balance Sheet Date

Since the Balance Sheet Date:

(a)                                 the business of the Company has been carried on in the ordinary and usual course, without any interruption or alteration in its nature, scope or manner;

(b)                                 there has been no adverse material change in the financial or trading position of the Company;

(c)                                  no distribution of capital or income has been declared made or paid in respect of any share capital of the Company except as provided in the Accounts;

(d)                                 the Company has not acquired, or agreed to acquire, any single asset having a value in excess of ZAR 25,000;

(e)                                  the Company has not disposed of, or agreed to dispose of, any asset having a value in excess of ZAR 25,000 or assets having an aggregate value in excess of ZAR 750,000;

(f)                                   no loan made by the Company which remains outstanding has become due and payable in whole or in part to the Company;

(g)                                  the Company has not borrowed or raised any money or taken up any financial facilities and the Company has not repaid any borrowing or indebtedness in advance of its stated maturity;

(h)                                 the Company has not sold or agreed to sell a debt and no debt has been released, deferred or subordinated or written off by the Company;

(i)                                     no shareholders’ resolutions have been passed;

(j)                                    no outstanding management charge has become payable or been paid by the Company;

(k)                                 the Company has not assumed or incurred or agree to assume or incur any liability, obligation or expenses for a value in excess of ZAR 25,000 in respect of any one item or ZAR 750,000 in the aggregate in respect of an asset which has been ordered by the Company but not been paid for by the Company; and

(l)                                     save for salaries and employment benefits due under the terms of the relevant contract of employment, no payment has been made by the Company to the Seller, any past or present director of the Company or any person who is or was at the relevant time connected (as defined in section 1122 Corporation Tax Act) with the Seller or any such director.

6.                                      ASSETS

6.1                               Unencumbered title and possession

Each asset included in the Accounts or acquired by the Company since the Balance Sheet Date and each asset used by the Company which is reasonably necessary to carry on the business of the Company in the manner in which it is currently carried on or which is in the reputed ownership of the Company;

(a)                                 is legally and beneficially owned by the Company free from any Encumbrance (save for assets acquired subject to retention or reservation of title by the supplier or manufacturer arising in the ordinary course of business);

(b)                                 is in the possession or under the control of the Company; or

(c)                                  is not subject to any lease, hire or hire purchase arrangement.

6.2                               Location

Any asset of the Company which is not situated at the Properties at Completion is specified in the Disclosure Letter and the asset is clearly identified as an asset of the Company.

7.                                      DEBTORS

(a)                                 The Company has not made, or entered into any Contract to make, any loan to, or other arrangement with, any person as a result of which it is or may be owed any money, other than trade debts incurred in the ordinary course of business.

(b)                                 The Company is not entitled to the benefit of any debt otherwise than as the original creditor and the Company has not factored, deferred or discounted any debt or agreed to do so.

8.                                      EQUIPMENT

The vehicles, fixtures and fittings, furniture and other equipment used in connection with the business of the Company and which are reasonably necessary to carry on the business of the Company in the manner in which it is currently carried on:

(a)                                 are in a reasonable state of repair and condition (fair wear and tear excepted) and in reasonable working order and have been regularly maintained to a reasonable standard and in accordance with any safety regulations usually observed in relation to them; and

(b)                                 are accurately recorded in all material respects in the relevant asset register of the Company.

9.                                      FINANCIAL

(a)                                 Save in respect of the BGL Group Loan, the Company does not have outstanding any loan capital, borrowings or indebtedness in the nature of borrowing including any bank overdrafts or liabilities under acceptances or acceptance credit or any indebtedness or liabilities under any loan, lease, finance lease or hire purchase agreement.

(b)                                 No person has given any guarantee of or security for any overdraft, loan, other financial facility granted to the Company or other liability of the Company which remains outstanding.

(c)                                  The Company has not applied for or received any grant, subsidy or financial assistance from any government department or other body.

10.                               INSOLVENCY

10.1                        No winding up petition

So far as the Seller is aware, no order has been made for the winding up of the Company.  No resolution has been passed for the winding up of the Company, no petition has been issued to the Company for its winding up and no shareholders’ meeting has been convened for the purpose of considering a resolution for the winding up of the Company nor has any such shareholders’ resolution been passed.

10.2                        No business rescue

(a)                                 So far as the Seller is aware, no order or declaration has been made; or

(b)                                 No meeting of the directors or shareholders of the Company has been convened to consider the passing of a resolution,

in either case placing the Company under supervision for business rescue proceedings as contemplated in the Companies Act RSA.

So far as the Seller is aware, no application has been made by any affected person for an order placing the Company under supervision for business rescue proceedings as contemplated in section 131(1) of the Companies Act RSA.

10.3                        No administrator

So far as the Seller is aware, no application has been made to the court or order made for the administration of the Company. No notice has been given to the Company of intention to appoint an administrator of the Company.

10.4                        No officer

No provisional liquidator, liquidator, administrative receiver, administrator, trustee or other similar officer has taken possession of or been appointed over, and no encumbrancer has taken possession of, the whole or substantially the whole of the property of the Company.

10.5                        No creditor arrangement

The Company has not made a general assignment or any arrangement or composition with or for the benefit of its creditors, nor has a moratorium been agreed or declared in respect of or affecting all or a material part of the Company’s indebtedness.

10.6                        Analogous proceedings

No analogous proceedings in any other relevant jurisdiction to those described in 10.1 to 10.4 above have taken place in relation to the Company.

10.7                        Able to pay debts as they fall due etc.

The Company is not unable to pay its debts as they fall due, within the meaning of any relevant insolvency legislation, nor has it stopped paying its debts as they fall due.

11.                               REGULATORY AND COMPLIANCE

11.1                        Notice of infringement

The Company has not received a written notice that it has not complied in all material respects with all applicable laws and regulations administered by the FSB (to the extent relevant).

11.2                        Investigations

There is not and has not been any, and, so far as the Seller is aware, there is not pending any, governmental, regulatory or other investigation, inquiry or disciplinary proceeding (including, without limitation, any investigation, inquiry or proceeding by the FSB) concerning the Company, none is threatened and, so far as the Seller is aware, there is no event or circumstance likely to give rise to any such investigation, inquiry or proceeding.

11.3                        Compliance

The Company has obtained all necessary licences, consents, permits, authorities and permissions in the Republic of South Africa to enable it to carry on its business in the places and in the manner in which such business is now carried on, all such licences, consents, permits and authorities are valid and subsisting and have been complied with in all material respects and so far as the Seller is aware there is no reason why any of them should be suspended, cancelled or revoked.

11.4                        Conduct of business

The Company has conducted its business in all material respects in accordance with all applicable legal and administrative requirements in the Republic of South Africa.

12.                               CONTRACTS

12.1                        Contracts entered into in ordinary course

All of the Contracts to which the Company is a party and which are reasonably necessary to carry on the business of the Company in the manner in which it is currently carried on have been entered into in the normal course of business of the Company and were negotiated on an arm’s length basis.

12.2                        Breach of Contracts

The Company is not in material breach of any Contract to which the Company is a party which could lead to its termination by the relevant customer or a claim for compensation, damages, specific performance or an injunction/interdict being made against the Company.  So far as the Seller is aware, each Contract to which the Company is a party is valid and subsisting and, so far as the Seller is aware, no third party to any Contract to which the Company is a party is in material breach of any Contract.

12.3                        Material contracts

The Company is not, or has not been since the Balance Sheet Date, a party to, liable under or subject to any Contract which:

(a)                                 involves or is likely to involve any capital expenditure or involves or is likely to involve an aggregate expenditure or receipt in excess of ZAR 25,000 by the Company;

(b)                                 at the time of entry into the relevant Contract, the Seller was aware such Contract would result in a loss to the Company (excluding amounts which the Company would require to spend in the form of capital expenditure in the ordinary and normal course of business to support that contract);

(c)                                  is for the supply of goods or services by or to the Company on terms which are not expressly set out in the relevant Contract under which retrospective or future discounts, price reductions or other financial incentives are given;

(d)                                 involves delegation of any power under a power of attorney or authorisation of any person to bind or commit the Company to any obligation;

(e)                                  restricts the freedom of the Company to carry on its business as currently operated in any part of the world or to use or exploit any of its assets, in each case in such manner as it may think fit; or

(f)                                   is a guarantee, indemnity, surety or formal letter of comfort in respect of the obligations of a third party, under which any liability or contingent liability is outstanding.

12.4                        Non-compete/confidentiality

The Company is not a party to any non-compete or confidentiality or secrecy agreement with any third party which prevents the Company from sharing any information relating to that third party with the Purchaser or any other third party.

13.                               COMPANY INTELLECTUAL PROPERTY

13.1                        Disclosure of registered Intellectual Property

Details of all registered Intellectual Property owned by the Company have been listed in the Disclosure Letter.

13.2                        Ownership

All Intellectual Property used in the Company’s business (save for Intellectual Property licensed to the Company under any Contract) are legally and beneficially owned by the Company free from any Encumbrance.

13.3                        Maintenance and renewal

In respect of registered Company Intellectual Property owned by the Company, all renewal fees have been duly paid and, so far as the Seller is aware, all steps required for their maintenance and protection have been taken. So far as the Seller is aware, there are no grounds on which any person is or will be able to seek cancellation, rectification or any other modification of any such registration.

13.4                        Third party claims

There are no, and in the past two years have not been any, proceedings, actions or claims and, so far as the Seller is aware, none are pending or threatened to arise, impugning the title, validity or enforceability of the Company Intellectual Property owned by the Company or claiming any right or interest in such Intellectual Property.

13.5                        Company Intellectual Property

(a)                                 No Contract or consent in respect of any of the Intellectual Property owned by the Company has been entered into or given by the Company in favour of any third party.

(b)                                 So far as the Seller is aware, the Company has not, in the past two years, received any notice or claim alleging that any Intellectual Property owned by the Company infringes the Intellectual Property of a third party.

13.6                        Infringement of Company Intellectual Property

So far as the Seller is aware, the Company Intellectual Property owned by the Company is not being infringed and has not been infringed in the past two years.

13.7                        Know-how

Save for officers or employees of the Company or other members of the Seller’s Group, no third party has had access to any of the know how relating to or held by the Company except in the ordinary and normal course of business and in circumstances where those third parties are bound by obligations of confidence. The Company is not restricted in its ability to use, or to disclose to any third party, any information or know how except in circumstances where those third parties are, and the Company is, required to ensure that those third parties are bound by obligations of confidence.

13.8                        Disclosure of documents

Complete and materially accurate copies of all licences, sub-licences and other agreements whereby the Company is licensed or otherwise authorised to use the Intellectual Property rights of a third party or whereby the Company licenses or otherwise authorises a third party to use its Intellectual Property rights are enclosed in the Disclosure Documents or, in the case of Intellectual Property licences to the Company by a third party which is standard packaged commercially available software, such software is used in accordance with standard form shrink wrap, click wrap or similar licence terms.  The Company is not in material breach of any such agreement which could reasonably result in its termination by the relevant third party or such third party bringing a claim for compensation, damages, specific performance or an injunction/interdict being made against the Company, no notice has been given to terminate any of them and, so far as the Seller is aware, all of them are in full force and effect and, so far as the Seller is aware, the obligations of all relevant third parties in respect of them have been complied with in all material respects.

13.9                        Intellectual property

The Intellectual Property rights referred to in paragraph 13.8 are all the Intellectual Property rights reasonably necessary for the Company to carry on its business as carried on immediately prior to Completion, and the Company has not charged or encumbered or created any equity, lien or other adverse interest over any such rights.

13.10                Infringement of third party intellectual property rights

The Company has not, in the past three years, received any notice or claim alleging that it has, and, so far as the Seller is aware, the Company has not, infringed the Intellectual Property of a third party.

13.11                 Existing Domain Names

(a)                                 The Company is, at the date of this Agreement, the current registrant and user of the Existing Domain Names and has not sold, transferred, licensed, charged or otherwise encumbered any of the Existing Domain Names, or allowed the Existing Domain Names to be used by any third party (such “Existing Doman Names” comprising the following: “fusion-outsourcing.co.za”, “fusion-outsourcing.com”, “fusionoutsourcing.co.za”,”fusionsa.co.za”, “insidefusion.co.za”,”sacallcentres.co.za”, “fusionos.co.za” and “fusionoutsourcingservices.co.za”).

(b)                                 Neither the Company nor any member of the Seller’s Group has committed any breaches and are currently not in breach of the registration agreement with the registrar of the Existing Domain Names.

(c)                                  The Company has completed all necessary formalities (including the payment of all relevant fees) in order to effect any renewals of the Existing Domain Names which were due prior to the date of this Agreement.

14.                               COMPUTER SYSTEM

(a)                                 Material details of all software used by the Company in which the Intellectual Property rights are owned by a third party are set out in the Disclosure Letter. Complete and materially accurate copies of all licence, escrow and development agreements in respect of such software are enclosed in the Disclosure Documents. The licences of such software are complied with in all material respects by the Company.

(b)                                 Complete and materially accurate copies of all support and maintenance agreements in place in respect of the Computer Systems are enclosed in the Disclosure Documents.

(c)                                  Save for the Computer Systems licensed to the Company and disclosed under paragraphs 14(a) and 14(b), the Computer Systems are legally and beneficially owned by the Company free from any Encumbrance.

(d)                                 The Company has reasonably adequate procedures in place to ensure the security of the Computer Systems and data stored on them.

(e)                                  The Company has a sufficient number of employees who are technically competent and appropriately trained to ensure the correct operation and use of the Computer Systems for the purposes which the Computer Systems are currently used by the Company in its business immediately prior to Completion.

(f)                                   The data storage capability, functionality and performance of the Computer Systems as a whole are reasonably satisfactory for the Company’s business as it is now conducted as at Completion.

15.                              EMPLOYEES

15.1                        List of employees

A list of all of the Company’s employees as at the date of this Agreement has been disclosed.

15.2                        Offers of employment/notices of termination

Save as set out in the Disclosure Letter, no offers of employment or engagement as an employee have been made by the Company or notices of termination of employment or engagement given to the Company or received by it in relation to an annual salary or payment in excess of ZAR 120,000, since the Balance Sheet Date.

15.3                        Amounts owing

There are no amounts owing to any present or former officers, workers or employees of the Company, other than those disclosed in the Disclosure Letter.

15.4                        Validity of Contracts

All employees of the Company have employment contracts in place and all such contracts are legal, valid and enforceable.  There is no employment contract between the Company and any of its employees which cannot be terminated by 3 months notice or less, provided that any termination on the part of the Company is in accordance with the provisions of the Labour Relations Act 66 of 1995 without giving rise to a claim for damages or compensation.

15.5                        Engagement and Notices of Termination

The Company has not in respect of any person earning an annual salary or payment in excess of ZAR 120,000 or in respect of any person earning less than ZAR 120,000 other than in the ordinary course of business:

(a)                                 employed or engaged or made any offers to employ or engage any person since the Balance Sheet Date;

(b)                                 given or received notice to terminate the employment or engagement of any person and no person has ceased to be employed or engaged by the Company since the Balance Sheet Date;

(c)                                  made, agreed or proposed to make any change of terms and conditions of employment or engagement of any of the employees of the Company since the Balance Sheet Date where such change of terms and conditions has not yet taken effect.

15.6                        Terms and conditions of employment

In relation to the employees of the Company there are contained in or attached to the Disclosure Letter materially accurate particulars or copies of:

(a)                                 any applicable written service agreements or contracts of employment or standard forms of particulars of employment and all manuals, handbooks, rules regulations and statements of terms, conditions, policies, procedures and practices for employees and employees earning in excess of ZAR 120,000;

(b)                                 the date of commencement of each employee’s worker’s or officer’s employment with the Company and their period of notice;

(c)                                  the rate of remuneration, bonus and commission, any other benefit of any kind to which the employee, worker or officer is entitled or which is regularly provided or made available to them and their annual leave entitlement; and

(d)                                 particulars of any collective agreement affecting the employee’s, worker’s or officer’s terms of employment, including disciplinary or grievance procedures and any procedures to be followed in the case of redundancy.

15.7                        Reinstatement

There is no person previously employed or engaged by the Company who now has or may have a statutory or contractual right to return to work or to be re-instated or re-engaged by the Company.

15.8                        Absence

Details of all employees who have been absent from work for more than four continuous weeks (whether on maternity leave, unpaid leave, long-term sickness, secondment, authorised annual leave or otherwise) in the 12 month period ending on the date of this Agreement are contained in the Disclosure Letter.

15.9                        Trade Unions

The Company has not recognised, or so far as the Seller is aware, done any act which might be construed as recognition of, a trade union and the Company is not party to any agreement or understanding with any trade union or organisation of employees nor, so far as the Seller is aware, are any steps being taken by employees or other representatives to ensure trade union recognition.

15.10                 Disputes

The Company is not involved, or has during the 12 months prior to the date of this Agreement been involved, in any strike, lock-out, industrial or trade dispute or any negotiations with any trade union or body of employees.

15.11                 Disciplinary and grievance

Save as set out in the Disclosure Letter, no employee of the Company is subject to any disciplinary action or is engaged in any formal grievance procedure.

15.12                 Compliance

The Company has, in relation to all present employees and workers, complied in all material respects with all applicable statutes, regulations, orders and codes of conduct relating to, and there are no outstanding claims in relation to any former employees and/or workers relating to, employment and relations with employees and trade unions and the Company has maintained up to date and materially accurate records, as required to do so by law, regarding the service of each of its employees and has complied in all material respects with all agreements for the time being having effect as regards such relations or the conditions of service of its employees (whether collectively or individually).

15.13                 Flexible Working Arrangements

There are no homeworking, part-time job share, flexitime or flexible working arrangements or early retirement schemes applicable to any employees of the Company.  There are no schemes or programmes for the employment or training or inward or outward secondment of workers by the Company other than under its full control.

15.14                 Working Schemes and Arrangements

The Company does not operate and has not operated any short time working scheme or arrangement or any redundancy or redeployment scheme or arrangement which provides for payments greater than those required by statute or for notice periods greater than those set out in contracts of employment or engagement.

15.15                 Self Employed Staff

The Company does not use the services of outworkers, agency or other self-employed persons, contracted labour or agents.

16.                               PENSIONS

16.1                        Pension Scheme

The Pension Scheme is the only arrangement for the purpose of providing benefits to any of its employees, officers or any of their respective dependents on retirement, permanent incapacity, permanent ill-health or death to which the Company has any liability.

16.2                        No other Pension Schemes

No announcement, undertaking or assurance (whether legally binding or not) has been made or given by the Company to continue or introduce or alter the benefits of the Pension Scheme.

16.3                        Information disclosed

There are contained in the Disclosure Documents materially accurate copies of material documents in respect of the Pension Scheme and the Company’s and its employees’ obligations and liabilities under it.  These documents include the following:

(a)                                 the documentation and rules currently governing the Pension Scheme including any approvals or consents in respect of the Pension Scheme; and

(b)                                 the latest schedule of total contributions by the Company as at 29 February 2012.

16.4                        Compliance with laws

The Company complies and has at all times complied in all material respects with all legal and regulatory requirements, actuarial recommendations and the schedule of contributions/payment schedule relevant to the Pension Scheme and the Company’s participation in the Pension Scheme.  The Company has received no notification of default in respect of the Pension Scheme.

16.5                        Claims

No claim, dispute, complaint or investigation has arisen which relates to the Pension Scheme or to the provision of retirement or death benefits in respect of the Company’s current and former employees, and so far as the Seller is aware, there is no reason why any such claim, dispute, complaint or investigation could arise.

16.6                        Amounts payable

All amounts payable in respect of the Pension Scheme have been paid on or before the date on which they were due, including:

(a)                                 all contributions;

(b)                                 all premiums payable in respect of any insurance policy;

(c)                                  all levies in respect of the Pension Scheme;

(d)                                 all debts payable under applicable law; and

(e)                                  all taxes and expenses, including any fees for services rendered or requested in respect of the Pension Scheme and any tax charges payable under any applicable law.

16.7                        Effect of Completion

No event has occurred or so far as the Seller is aware will occur before, on or as a result of Completion which has resulted in or will result in the Pension Scheme being amended closed terminated or wound up in whole or in part.

17.                               PROPERTIES

17.1                        Properties

The Properties (details of which are listed in Schedule 6 (The Properties)) comprise the only land and buildings in which the Company has any right, title, interest or liability (actual or contingent) or which it uses or occupies.

17.2                        Leases affecting the Properties

Subject to the Incumbrances, so far as the Seller is aware, the Disclosure Letter, the Disclosure Documents and the replies to enquiries disclose details of any lease, tenancy or other right of occupation in respect of the Properties, whether granted by or to the Company and any Contract in respect of any such lease or tenancy or other legal right of occupation (in each case the “Lease”), including:

(a)                                 all rents, insurance premiums, levies, service charges and other amounts payable by the Company, all of which are fully paid up to date and any agreement or arrangement relating to any review or variation of any such amount or to the timing of any payment of any such amount (if any);

(b)                                 any rent deposit arrangements and any charges over such deposits;

(c)                                  any licence, consent, waiver or approval given to the Company (or, where available in the title deeds, its predecessor in title) in respect of any covenant or other obligation contained in the Lease;

(d)                                 all provisions relating to use, alterations, repairs, decoration, sharing of facilities, assignment, underletting, parting with or sharing possession and termination; and

(e)                                  any material or persistent breaches of covenants (including the covenant to pay rent) contained in the Lease.

17.3                       Compliance with terms

The Company has paid the rent and has not received notice of any breach of the material covenants on the part of the tenant contained in the Leases.

17.4                        Approvals and licences

All licences, consents and approvals required from the landlords under the Leases have been obtained where requested and the Company has not received notice of any breach of the covenants on the part of the tenant contained in the licences, consents and approvals.

17.5                        Rent review

There are no rent reviews under the Leases outstanding.

17.6                        Notice by landlord

There is not outstanding and unobserved or unperformed obligation necessary to comply with any written notice given by the landlord to the Company under any of the Leases.

17.7                        Termination

The Company has not received any written notice of the landlord’s intention to determine the Lease.

17.8                        Litigation

The Company has not received written notice of any, and, so far as the Seller is aware, there is no, outstanding dispute or litigation in respect of any Lease.

17.9                        Re-entry

So far as the Seller is aware, there are no circumstances (other than those specified in the applicable lease documents for the Properties) which would entitle the landlord or any other person to exercise any right of re-entry or take possession of any of the Properties or any part thereof or which would otherwise restrict or terminate the continued possession and occupation of any of the Properties or any part thereof.

18.                               TAXATION

(a)                                 All notices, returns, computations, registrations and payments which should have been made by the Company for any Taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis and, so far as the Seller is aware, none of them is, nor likely to be, the subject of any dispute with any Tax Authority.

(b)                                 The Company has duly and properly made all Taxation claims, disclaimers, elections and surrenders and given all notices and consents and done all other things in respect of Taxation to the extent required before Completion in each case where the making, giving or doing of which was assumed to have been carried out for the purposes of the Accounts.

(c)                                  The Company has deducted and properly accounted to the appropriate Tax Authority for all amounts which it has been obliged to deduct or otherwise account for in respect of Taxation, has complied fully with all reporting requirements relating to all such amounts and has (where required by the applicable Tax Statute (as defined in Schedule 4 (Tax Covenant)) duly provided certificates of deduction of tax to the recipients of payments from which deductions have been made.

(d)                                 The Company maintains all records which it is required to maintain for any Tax purpose and such records are:

(i)                                     complete, correct and up to date in all material respects; and

(ii)                                  sufficient to enable it to calculate the tax liability or relief arising in respect of an Event occurring wholly on or before Completion or in respect of the disposal of any asset owned by it at Completion.

(e)                                  The Company is not involved in any dispute with any Tax Authority concerning any matter likely to affect in any material way the liability of the Company to Taxation and, so far as the Seller is aware, there are no circumstances which are likely to give rise to any such dispute.

(f)                                   The Company has not entered into or been a party to any scheme, arrangement or transaction designed partly or wholly or containing steps or stages designed partly or wholly for the purpose of avoiding Taxation.

(g)                                  The Company is and has at all times been resident (for all Taxation purposes) in the jurisdiction in which it was originally incorporated and has not at any time been resident outside such jurisdiction for the purposes of any Tax Statute or any double taxation arrangements.

(h)                                 The Company has not at any time been subject to Taxation in any jurisdiction other than in the jurisdiction in which it was originally incorporated or had a branch or any permanent establishment outside such jurisdiction.

(i)                                     The Company is duly registered, is a taxable person for the purposes of VAT (to the extent applicable) and such registration is not subject to any conditions imposed by or agreed with any Tax Authority and the Company has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

(j)                                    The Company has no interest in any asset in relation to which the recovery of VAT paid in relation to the asset may be adjusted in the future nor has it made any option to charge VAT in respect of supplies relating to land or property.

(k)                                 The Accounts fully provide for all Taxation (on the basis of the rates applicable to the financial year which ended on the Balance Sheet Date) liable to be assessed on or in respect of or by reference to:

(i)                                     the profits, gains, income and earnings for any period ended on or before the Balance Sheet Date; or

(ii)                                  any dividends or other distributions made or deemed to be made on or before the Balance Sheet Date.

(l)                                     The Company has not undertaken, or has agreed to undertake, any transaction or been a party to any other provision whatsoever or provides services (whether in respect of tangible or intangible assets, goods, services, loan or other finance or otherwise) which is otherwise than on fully arm’s length terms and, so far as the Seller is aware, there are no circumstances which could cause any Tax Authority to disregard such transaction or provision or require such transaction to be disregarded for any Taxation purpose or to make or require to be made any adjustment to the terms on which such transaction or provision is treated as taking place.

(m)                             The Disclosure Letter contains materially accurate details of all share incentive schemes and profit sharing schemes established by the Company whether approved by any Tax Authority or not (including details of securities, interests in securities or securities options, the disposal or exercise of which by the Seller will give rise to a liability to Taxation for which the Company is liable to account) and the Company has complied with all statutory requirements in respect of such schemes.

19.                               LITIGATION

(a)                                 The Company is not engaged in any suits, actions, litigation, arbitration or tribunal proceedings or governmental investigations nor, so far as the Seller is aware, is any such suit, action, litigation, arbitration or tribunal proceeding or governmental investigation pending or threatened against the Company.

(b)                                 There is no outstanding or unsatisfied judgment, decree, order, award or decision of a court, tribunal, arbitrator or governmental agency against the Company and the Company is not party to any undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings.

20.                               INSIDER CONTRACTS

Save in respect of the BGL Group Loan, any agreement or arrangement between any member of the BGL Group and the Company entered into prior to the date of this Agreement (i) was entered into on an arm’s length basis, (ii) has now expired or otherwise terminated, and (iii) neither the Seller nor any other member of the BGL Group has, nor, so far as the Seller is aware, does the Company have, any outstanding accrued right or liability in connection with any such agreement or arrangement.

21.                               COMPANY AS INSURED

(a)                                 All insurable material assets of the Company are and have at all material times been, insured in amounts equal to their full replacement or reinstatement value against all risks normally insured against by persons carrying on the same classes of business as the Company.

(b)                                 The Company is and has at all material times been adequately covered against accident, damage, injury, third party loss, loss of profits and any other risk normally insured against by persons carrying on the same classes of business as the Company.

(c)                                  All premiums due in relation to the Company’s policies of insurance have been paid and, so far as the Seller is aware, nothing has been done or omitted to be done which would make any policy of insurance of the Company void or voidable.

(d)                                 No insurance claim is pending or outstanding and, so far as the Seller is aware, there are no circumstances which might result in any such claim.

(e)                                  Materially accurate particulars of the Company’s insurances and of all material claims made against those insurances in the last 3 years are set out in the Disclosure Documents.

22.                               ENVIRONMENTAL/HEALTH AND SAFETY (EHS) MATTERS

22.1                        EHS Permits

All EHS Permits as are now required by the Company under EHS Law to carry on the business of the Company in the manner in which it is currently carried on have been obtained. The Seller has not received any written notice and is not aware that any EHS Permit may be suspended, revoked, cancelled, varied or not renewed.

22.2                        Compliance with EHS Law

So far as the Seller is aware, the Company materially complies and has at all times in the last two years materially complied with EHS Law in operating the business of the Company.

22.3                        Liability

The Company is not, nor has the Company been in the past two years, engaged in any action, litigation, arbitration or dispute resolution proceedings or subject to any investigation which is outstanding and which relates to any material breach of EHS Law or any material liability in relation to EHS Matters and the Seller is not aware of any such matters pending or being threatened.

23.                               JURISDICTION

The Company does not have any operations outside the territorial limits of the Republic of South Africa.

24.                               DATA PROTECTION

(a)                                 The Company has complied in all material respects with the Electronic Communications and Transactions Act 25 of 2002 (“ECTA”) and the direct marketing provisions contained in the Consumer Protection Act 68 of 2008 (“CPA”) and any relevant law in force in the Republic of South Africa as at the date of this Agreement relating to the processing of personal data and has:

(i)            maintained substantially accurate personal data; and

(ii)           obtained and maintained adequate consents from or provided adequate information to data subjects in relation to the processing of personal data, which shall enable the Company to continue such processing under current legislation in force in the Republic of South Africa.

(b)                                 The Company has not in the last two years received a notice, complaint or allegation from any regulatory body or authority or a data subject alleging non-compliance with any relevant law in force in the Republic of South Africa as at the date of this Agreement relating to the processing of personal data or the ECTA and the CPA or prohibiting the transfer of data or requesting rectification or erasure of personal data and, so far as the Seller is aware, there are no circumstances which may give rise to such a notice, complaint or allegation.

SCHEDULE 4
TAX COVENANT

1.                                      DEFINITIONS

In this Schedule 4:

(a)                                 The following expressions have the following meaning unless inconsistent with the context:

“Auditors” means the auditors for the time being of the Company;

“Dispute” means any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim;

“Event” means any event, fact or circumstance whatsoever including but not limited to:

(i)                                     any transaction, action or omission (whether or not the Company is party to it);

(ii)                                  the earning, receipt or accrual for any Taxation purpose of any income, profits or gains;

(iii)                               the incurring for any Taxation purpose of any loss or expenditure;

(iv)                              the declaration, payment or making of any dividend or other distribution;

(v)                                 the sale and purchase of the Shares pursuant to this Agreement; and

(vi)                              Completion;

“Liability to Taxation” means:

(i)                                     any liability of the Company to make an actual payment of Taxation (whether or not the Company is primarily so liable and whether or not the Taxation is attributable to any other person and whether or not the Company has any right of recovery against any other person);

(ii)                                  the use by the Company (in whole or in part) of any Purchaser’s Relief (including a Purchaser’s Relief surrendered to the Company by another company) to reduce or eliminate any liability of the Company to make an actual payment of Taxation (whether or not the Company is primarily so liable and whether or not the Company has any right of recovery against any other person) in respect of which the Seller would otherwise have been liable under paragraph 2 (Covenant) or for breach of any of the Tax Warranties; and

(iii)                               in relation to paragraph 2(b) only, any liability of any member of the Purchaser’s Group to make an actual payment of or in respect of Taxation;

“Overprovision” means the amount by which any provision relating to Taxation in the Accounts or the Completion Accounts is overstated applying the accounting policies, principles and practices adopted in relation to the Accounts and if applicable the Completion Accounts;

“Purchaser’s Relief” means:

(i)                                     any Relief of the Company which arises wholly or mainly as a result of any Event which has occurred or occurs after the Balance Sheet Date (except to the extent that the Relief relates to or arises in connection with any Liability to Taxation in respect of which (a) the Seller is liable under paragraph 2 (Covenant) or for breach of any of the Tax Warranties or (b) provision or reserve is made in the Accounts or the Completion Accounts) and otherwise any Relief of the Company which arises wholly or mainly as a result of any Event which has occurred or occurs after the Completion Date; or

(ii)                                  any Relief of any member of the Purchaser’s Group (but only of the Company in the circumstances described in (i) above);

“Relevant Person” means the Seller and any company or companies (other than the Company or any member of the Purchaser’s Group) which are, or have been on or before Completion treated as, or otherwise connected or associated in any way with, the Seller or the Company for any Taxation purpose or which at any time after Completion is treated as a member of the same group as, or otherwise connected or associated in any way with the Seller for any Taxation purpose;

“Relief” means:

(i)                                     any relief, allowance, exemption, set off, deduction or credit available from, against or in relation to Taxation or in the computation for any Taxation purpose of income, profits or gains; and

(ii)                                  any right to a repayment of Taxation;

“Saving” means the reduction or elimination of any liability of the Company to make an actual payment of Tax in respect of which the Seller would not have been liable under paragraph 2 (Covenant) or for breach of any of the Tax Warranties, by the use of any Relief arising wholly as a result of a Liability to Taxation in respect of which the Seller has made a payment under paragraph 2 (Covenant) or the Tax Warranties (but where the Relief arises wholly as a result of a Liability to Taxation in respect of which the Seller has made a payment under the Tax Warranties, only to the extent that the Relief arising has not already been taken into account in the amount of the payment made for breach of the relevant Tax Warranty);

“Straddle Period” means the accounting period of the Company in which completion occurs;

“Tax Authority” means any authority competent to impose, assess or collect Taxation;

“Tax Claim” means any notice, demand, assessment, letter or other document issued or action taken, by or on behalf of any Tax Authority and the submission of any taxation form, return or computation from which, in either case, it appears to the Purchaser that the Company is or may be subject to a Liability to Taxation or other liability in respect of which the Seller is or may be liable under paragraph 2 (Covenant) or for breach of any of the Tax Warranties;

“Tax Statute” means any statute (and all regulations and other documents having the force of law under such statute) published, enacted, issued or coming into force on or before the date of this Agreement relating to Taxation;

“Tax Warranties” means the Warranties contained in paragraph 18 of Schedule 3 (and “Tax Warranty” shall be construed accordingly);

“VAT” means value added tax or any similar sales tax imposed in any jurisdiction; and

(b)                                 References to Events include Events which are deemed to have occurred for any Taxation purpose and references to income, profits or gains earned, received or accrued for any Taxation purpose include income, profits or gains which are deemed to have been earned, received or accrued for any Taxation purpose.

(c)                                  References to the loss of a Relief include the disallowance of a Relief and the failure to obtain a Relief and any references to a lost Relief shall be construed accordingly.

(d)                                 Any stamp duty or other transfer or registration tax which is charged on any document, or in the case of a document which is outside the jurisdiction in which the asset to which it is related is located any stamp duty or other transfer or registration tax that would be charged on the document if it were brought into the jurisdiction in which the said asset is located, which is necessary to establish the title of the Company to any asset or in the enforcement or production of which the Company is interested, and any interest, fine or penalty relating to such stamp duty or other transfer or registration tax, will be deemed to be a liability of the Company to make an actual payment of Taxation.

Part 2
Tax Covenant

2.                                      COVENANT

Subject to the provisions of this Part 2 of this Schedule 4 (and Schedule 5 (Limitations on Claims) where specifically provided for by the express terms of Schedule 5 (Limitations on Claims)), the Seller covenants with the Purchaser to pay to the Purchaser an amount equal to the amount of:

(a)                                 any Liability to Taxation which has arisen or arises as a result of or in connection with any Event which occurred on or before Completion, whether or not such Liability to Taxation has been discharged on or before Completion;

(b)                                 any Liability to Taxation for which the Company or any other member of the Purchaser’s Group becomes liable pursuant to the terms of an applicable Tax Statute in consequence of the failure of any Relevant Person to discharge that Taxation within a specified period or otherwise;

(c)                                  any Liability to Taxation which arises as a result of any Event which occurs after Completion pursuant to a legally binding obligation (whether or not conditional) entered into by the Company on or before Completion otherwise than in the ordinary course of business of the Company;

(d)                                 any Liability to Taxation which arises at any time in respect of:

(i)                                     an option or other right to acquire securities granted prior to Completion by the Company or by any other person in the Seller’s Group or in respect of the exercise of such option or right; or

(ii)                                  any securities (including  employment-related securities) acquired as a result of a right or obligation (whether or not legally binding) created on or before Completion, which for the avoidance of doubt shall include (but not be limited to) any such securities acquired as a result of the exercise of such a right or option as is described in paragraph 2(d)(i);

(e)                                  any Liability to Taxation which arises as a result of or in connection with any Event which occurred on or before Completion or the provision of any service (whether in respect of tangible or intangible assets, goods, services, loan or other finance or otherwise) on or before Completion which have not been undertaken on fully arm’s length terms;

(f)                                   any Liability to Taxation arising as a result of the Company or any employee being considered to be UK tax resident on or before the Completion Date and if the Company is considered to be a UK tax resident, any Liability to Taxation which arises as a result of or in connection with the Company ceasing to be UK resident for UK tax purposes;

(g)                                  any Liability to Taxation that arises as a result of or in connection with any refusal by the South African Revenue Service to accept the Company’s claims for capital allowances in whole or in part from the accounting year ended 30 June 2008 until the Completion Date in respect of leasehold improvements undertaken by it at its property at Fusion House, Knowledge Park (II), Heron Crescent, Century City, Milnerton 7435;

(h)                                 any Liability to Taxation arising as a result of or in connection with the failure by the Company to withhold tax from payments made to Otto Van der Walt and Johannes Kunz on or before Completion in the 2012 year of assessment;

(i)                                     any reasonable costs, fees or expenses (including legal costs) incurred by the Company or any other member of the Purchaser’s Group in connection with:-

(i)                                     any Liability to Taxation or other liability in respect of which the Seller is liable under any of paragraphs 2(a) to (h); or

(ii)                                  successfully taking or defending any action (including but not limited to legal proceedings) under this Schedule 4; or

(iii)                               any Dispute (that is followed by the Purchaser successfully taking action under this Schedule 4 in respect of the Dispute save where such costs, fees or expenses have been recovered by the Purchaser pursuant to paragraph 6 of this Schedule 4).

3.                                      QUANTIFICATION

For the purposes of paragraph 2 the amount of a Liability to Taxation within paragraph 2 (Covenant) will be determined as follows:

(a)                                 the amount of a Liability to Taxation falling within paragraph (i) of the definition of that expression in paragraph 1(a) will be the amount of the actual payment of Taxation which the Company is liable to make;

(b)                                 the amount of a Liability to Taxation falling within paragraph (ii) of the definition of that expression in paragraph 1(a) will be the amount of Taxation saved by the Company as a result of the use of the Purchaser’s Relief;

(c)                                  the amount of a Liability to Taxation falling within paragraph (iii) of the definition of that expression in paragraph 1(a) will be the amount of the actual payment of or in respect of Taxation which the member of the Purchaser’s Group is liable to make.

4.                                      EXCLUSIONS

(a)                                 The Seller will not be liable under paragraph 2 (Covenant) in respect of a Liability to Taxation or for a liability which is the subject of a claim under the Tax Warranties (a “Tax Warranty Liability”) to the extent that:

(i)                                     provision or reserve was made in the Accounts or the Completion Accounts for that Liability to Taxation or Tax Warranty Liability, or the Liability to Taxation or Tax Warranty Liability was otherwise reflected in the Accounts or the Completion Accounts;

(ii)                                  such Liability to Taxation or Tax Warranty Liability arises (or is increased) in the ordinary course of the Company’s business since the Balance Sheet Date, save to the extent that the Liability to Taxation or Tax Warranty Liability arises in respect of any income, profits or gains earned, accrued or received in respect of the period from (but excluding) the Balance Sheet Date to (and including) Completion where such income, profits or gains have on or before Completion:

(A)                               been the subject of a dividend, distribution, return of capital or other payment to the Seller (unless such dividend, distribution, return of capital or other payment to the Seller has been reflected in the Purchase Price or any adjustment to the Purchase Price pursuant to clause 3 (Purchase Price) and/or Schedule 7 (Completion Accounts) of this Agreement); or

(B)                               been expended outside the ordinary course of the Company’s business (which for the purposes of this paragraph 4(a)(ii)(B) shall not be deemed to include any expenditure incurred for the operational or financial benefit of the Company or its business, nor any expenditure which has been reflected in the Purchase Price or any adjustment to the Purchase Price pursuant to clause 3 (Purchase Price) and/or Schedule 7 (Completion Accounts) of this Agreement);

(iii)                               any Relief (other than a Purchaser’s Relief) is or becomes available to the Company to mitigate the Liability to Taxation or Tax Warranty Liability;

(iv)                              such Liability to Taxation or Tax Warranty Liability arises or is increased as a result of the imposition of any change in the rate of any Taxation, the passing of or any change in the interpretation of any law (including decided cases), regulation or published practice of any Tax Authority or Relevant Accounting Standard in each case, made or coming into force after Completion;

(v)                                 payment or discharge of the Liability to Taxation or Tax Warranty Liability has been made on or before Completion and the discharge is reflected in the Accounts or the Completion Accounts;

(vi)                              the Liability to Taxation or Tax Warranty Liability arises or is increased as a result of the Company ceasing to carry on any trade or business after Completion or effecting a major change after Completion in the nature or conduct of any trade or business carried on by it;

(vii)                           the Liability to Taxation or Tax Warranty Liability is stamp duty or stamp duty reserve tax or any other transfer Tax payable on the transfer or agreement to transfer the Shares;

(viii)                        the Liability to Taxation or Tax Warranty Liability arises or is increased as a result of the gross negligence and/or failure by the Company or the Purchaser or any other member of the Purchaser’s Group after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent to or do any other thing, the making, giving or doing of which is specifically taken into account in and is reasonably evident in the Accounts or the Completion Accounts in computing any provision or reserve made in the Accounts or the Completion Accounts;

(ix)                              the Liability to Taxation or Tax Warranty Liability arises or is increased as a result of any matter or thing done or omitted to be done at the written request of the Purchaser or any member of the Purchaser’s Group (including the redemption of the preference shares in the capital of the Company on or before Completion);

(x)                                 the Liability to Taxation or Tax Warranty Liability arises or is increased as a result of any act, omission, transaction or arrangement (or any combination of any of them) after Completion by the Company or the Purchaser or any member of the Purchaser’s Group outside the ordinary course of business of the Company after Completion and which the Purchaser was aware or ought reasonably to have been aware would give rise to the Liability to Taxation or Tax Warranty Liability;

(xi)                              the Liability to Taxation or Tax Warranty Liability arises or is increased as a result of the earning, receipt, realisation or accrual of any income, profit or gain on or before Completion which is not recognised in the Accounts or taken into account in the Completion Accounts;

(xii)                           the Liability to Taxation or Tax Warranty Liability arises or is increased as a result of the assignment of the benefit in whole or in part of this Agreement; or

(xiii)                        the Liability to Taxation or Tax Warranty Liability is taken into account in any adjustment to the Purchase Price and the Purchaser is aware or ought reasonably to be aware that the Purchase Price has been reduced to reflect such Liability to Taxation or Tax Warranty Liability.

(b)                                 For the purposes of paragraph 4(a)(ii) none of the following will be regarded as an Event occurring in the ordinary course of business of the Company:

(i)                                     any distribution or deemed distribution;

(ii)                                  the disposal or acquisition of any asset (including trading stock) or the supply or obtaining of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any tangible or intangible property) in circumstances where the consideration (if any) actually received or given for such disposal, acquisition, supply or obtaining is different from the consideration deemed to have been received or given for any Taxation purposes;

(iii)                               any Event which gives rise to a Liability to Taxation or Tax Warranty Liability in respect of deemed (as opposed to actual) income, profits or gains, including without limitation a credit adjustment for transfer pricing;

(iv)                              the Company ceasing, or being deemed to cease, to be a member of any group of companies or associated with any other company for any Taxation purpose;

(v)                                 any Event which gives rise to a Liability to Taxation or Tax Warranty Liability primarily chargeable against or attributable wholly or partly to or recoverable wholly or partly from any other person;

(vi)                              the disposal of any capital asset;

(vii)                           any scheme, arrangement or transaction designed partly or wholly or containing steps or stages designed partly or wholly for the purpose of avoiding a Liability to Taxation or Tax Warranty Liability;

(viii)                        the creation, cancellation or reorganisation of any share or loan capital of the Company;

(ix)                              the failure by the Company to deduct or account for any Taxation; or

(x)                                 any Event which gives rise to any fine, penalty, surcharge or interest relating to any Taxation.

(c)                                  Paragraph 4(a)(ii) will not apply to any claim made pursuant to paragraph 2(h).

5.                                      DUE DATE FOR PAYMENT

(a)                                 The due date for the making of a payment by the Seller under this Schedule 4 will be:

(i)                                     the date falling five (5) Business Days after the Purchaser has served notice on the Seller demanding such payment; and

(ii)                                  in any case involving a liability of the Company or any member of the Purchaser’s Group to make an actual payment (whether or not a payment of Taxation), the later of the date mentioned in paragraph 5(a)(i) and the date falling five (5) clear Business Days before the last date upon which the payment is required to be made to the person entitled to the payment.

(b)                                 If any payment required to be made by the Seller under this Schedule 4 is not made by the due date, ascertained in accordance with paragraph 5(a), then such payment will bear interest in accordance with the terms of clause 3.8 of this Agreement.

6.                                      CLAIMS PROCEDURE

(a)                                 If the Purchaser or the Company becomes aware of any Tax Claim it will as soon as reasonably practicable and in any event within 5 Business Days of becoming aware of the Tax Claim give notice to the Seller, provided that the giving of such notice will not be a condition precedent to the liability of the Seller under paragraph 2 (Covenant) or for breach of any of the Tax Warranties.

(b)                                 Subject to paragraph 6(c) and provided that the Seller indemnifies the Company, the Purchaser and all other members of the Purchaser’s Group against all losses, costs, damages and expenses (including interest or surcharge on overdue Taxation) which may be reasonably and properly incurred thereby, the Purchaser will procure that the Company takes such action and gives such information and assistance in connection with its Taxation affairs as the Seller may reasonably and promptly request to dispute, appeal against, settle or compromise any Tax Claim, including applying to postpone (so far as legally possible) the payment of any Taxation.

(c)                                  Subject to paragraphs 6(d) and 6(e), and to compliance by the Seller with paragraph 6(b) in relation to any Dispute, the Purchaser will not, and will procure that the Company will not, without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed:

(i)                                     transmit any material communication (whether written or otherwise) to any Taxation Authority;

(ii)                                  settle or compromise the relevant Tax Claim; or

(iii)                               agree any matter which is likely to affect the amount of the relevant Tax Claim.

(d)                                 The Purchaser will not be required to take or procure that the Company will take any action mentioned in paragraph 6(b), and nor will the provisions of paragraph 6(c). apply in relation to any action, which:

(i)                                     It reasonably considers is unlawful or materially prejudicial to the business or Taxation affairs of the Company, the Purchaser or any other member of the Purchaser’s Group; or

(ii)                                  involves contesting a Tax Claim beyond the first appellate body (excluding the Taxation Authority which has made the Tax Claim) in the jurisdiction concerned unless the Seller obtains (at the Seller’s cost and expense) the opinion of independent tax counsel of at least five years’ call that it is reasonable in all circumstances to make such an appeal.

(e)                                  If the Seller fails promptly (and in any event within 10 Business Days of the Purchaser giving notice requiring the Seller to do so) to duly pay under the indemnity described in paragraph 6(b) or to inform the Purchaser of any action which the Seller requests the Purchaser to procure the Company to take under that paragraph, or no action is required to be taken by virtue of any of the provisions of paragraph 6(d), the Purchaser will be entitled to procure that the Company settles or compromises any Tax Claim on such terms as it determines in its absolute discretion.  For the avoidance of doubt, the indemnity described in paragraph 6(b) shall not apply to the extent that the Purchaser does not take (or does not procure that the Company takes) any action referred to in paragraph 6(b), 6(c) or 6(d), including where the Purchaser or the Company invokes this paragraph 6(e).

7.                                      SAVINGS AND OVERPROVISIONS

(a)                                 If (at the Seller’s request and expense) the Auditors determine that the Company has obtained a Saving or that there is an Overprovision, the Purchaser will offset such Saving (less the amount of all costs and expenses incurred in obtaining the Saving) or Overprovision against any claim under paragraph 2 (Covenant) or for breach of any of the Tax Warranties of which it has given notification to the Seller and in relation to which the Seller is liable.

(b)                                 To the extent that there is an amount of Saving or Overprovision remaining after the application of paragraph 7(a), the Purchaser will as soon as reasonably practicable thereafter repay to the Seller the lesser of:

(i)                                     that amount; and

(ii)                                  in respect of a Saving, the amount of any previous payment(s) by the Seller under paragraph 2 (Covenant) or the Tax Warranties in respect of the Liability to Taxation which gave rise to the Saving less any part of that amount previously repaid to the Seller under this paragraph 7 (but in respect of a payment under the Tax Warranties, only to the extent that the payment made under the relevant Tax Warranty did not take account of the Saving); or

(iii)                               in respect of an Overprovision, the amount of any previous payment(s) by the Seller under paragraph 2 (Covenant) or the Tax Warranties less any amount previously repaid to the Seller under this paragraph 7.

(c)                                  The Company will be entitled to use in priority to any Relief which gives rise to a Saving any other Relief available to it (including by way of surrender by another company to it) to reduce or eliminate any liability to make an actual payment of corporation tax (or other tax on income, profits or gains).

(d)                                 The Company will not be treated as obtaining a Saving until the last date upon which it would have been obliged to make the actual payment or corporation tax (or other tax on income, profits or gains) which has been reduced or eliminated in order to avoid incurring interest or penalties thereon.

(e)                                  An Overprovision shall be disregarded for the purposes of paragraph 7(a) to the extent to which such Overprovision arises or is increased as a result of:

(i)                                     the use, set off or availability of a Purchaser’s Relief;

(ii)                                  (a) in relation to an Overprovision in the Accounts, any Event which occurred in the ordinary course of the business of the Company after the Balance Sheet Date and on or before Completion and (b) in relation to an Overprovision in the Completion Accounts, any Event which occurs in the ordinary course of the business of the Company after Completion; or

(iii)                               a change in legislation (including but not limited to an increase in rates of Taxation) or in the published practice of any Taxation Authority first enacted or announced (a) in relation to an Overprovision in the Accounts, after the Balance Sheet Date or (b) in relation to an Overprovision in the Completion Accounts, after Completion.

(f)                                   In determining whether the Company has obtained a Saving or Overprovision, the Auditors will act as experts and not as arbitrators and their determination will (in the absence of manifest error) be conclusive and binding on the parties.

8.                                      TIME LIMIT

(a)                                 The Seller will not be liable under paragraph 2 (Covenant) or under the Tax Warranties in respect of a Liability to Taxation unless within seven years after Completion the Purchaser has given notice to the Seller of a Tax Claim relating to such Liability to Taxation.

(b)                                 The time limit in paragraph 8(a) is subject to clause 5.7 (Fraud etc) of this Agreement.

9.                                      TAX RETURNS

(a)                                 The Company or its respective agents or professional advisers shall prepare the Tax returns and computations of the Company and shall prepare all claims, elections, surrenders, disclaimers, notices and consents relating to all accounting periods ending on or before the Completion Date to the extent that they have not been prepared before Completion (the “Tax Returns”).  The Seller agrees that it shall provide such assistance as is necessary and reasonable (at the cost and expense of the Company) to enable the Company or its respective agents or professional advisers to prepare the Tax Returns pursuant to this paragraph.

(b)                                 The Tax Returns shall be provided to the Seller or its respective agents or professional advisers at least 20 Business Days before the due date for submission of the Tax Returns to enable the Seller or its respective agents or professional advisers to comment on the draft Tax Returns.  The Company or its agents or professional advisers shall take account of all reasonable comments of the Seller or its agents or professional advisers in the final form of Tax Returns.  The Purchaser shall procure that the Company shall cause the Tax Returns to be authorised, signed and submitted in a timely manner to the appropriate Tax Authority with such amendments.

(c)                                  The Company or its respective agents or professional advisers shall have conduct of all matters including negotiations and correspondence relating to the agreement of the Tax Returns with the appropriate Tax Authority provided that the Purchaser shall (and procure that the Company shall) keep the Seller informed of all material matters relating to those returns and shall give the Seller the opportunity to comment on any material documentation before its submission to the relevant Tax Authority and the Company or its respective agents or professional advisers shall in the form of documentation actually submitted to the appropriate Tax Authority take into account the reasonable comments made by the Seller insofar as they relate to a liability to Tax of the Company.

(d)                                 The Company or its agents or professional advisers shall at the cost and expense of the Company prepare the Tax Returns and computations of the Company and shall prepare all claims, elections, surrenders, disclaimers, notices and consents for the Straddle Period (the “Straddle Period Returns”) on a basis which is consistent with the way in which the Tax Returns were prepared.

(e)                                  Before submission to the relevant Tax Authority, the Straddle Period Returns shall be provided in draft for the review of the Seller or its respective agents or professional advisers.  The draft Straddle Period Returns shall be provided to the Seller or its respective agents or professional advisers at least 20 Business Days before the due date for submission of the Straddle Period Returns to enable the Seller or its respective agents or professional advisers to comment on the draft Straddle Period Returns.  The Purchaser, the Company or its agents or professional advisers shall take account of all reasonable comments of the Seller or its agents or professional advisers in the final form of Straddle Period Returns actually submitted to the relevant Tax Authority insofar as they relate to any part of the Straddle Period up to and including the Completion Date or otherwise where they relate to anything which may adversely affect the Seller or a member of the Seller’s Group.

(f)                                   For the avoidance of doubt, in the event that any matter gives rise to a Tax Claim, the provisions of paragraph 6 (Claims procedure) shall, in relation to such matter, take precedence over the provision of this paragraph 99 and the Tax Claim shall be conducted in accordance with the provisions of paragraph 6 (Claims procedure).

10.                               COUNTER COVENANT

(a)                                 The Purchaser covenants with the Seller to pay to the Seller an amount equivalent to any Tax for which the Seller or any person connected or deemed to be connected with the Seller becomes liable where the Seller or any person connected or deemed to be connected with the Seller is assessed to that Tax as a result of the failure by the Company to discharge a Liability to Taxation (other than a Liability to Taxation in respect of which the Purchaser is entitled to claim payment under this Schedule).

(b)                                 The covenant contained in paragraph 10(a) of this Schedule 4 shall not apply to the extent that:

(i)            the Purchaser could claim payment in respect of it under paragraph 2 (Covenant) of this Schedule 4 or for breach of any of the Tax Warranties;

(ii)           the Seller has recovered the relevant Taxation (or an amount in respect of such Taxation) from the Company, the Purchaser or any other member of the Purchaser’s Group under any relevant statutory provision (and the Seller shall procure that no such recovery is sought to the extent that payment has been made by the Purchaser under paragraph 10(a) of this Schedule 4);

(iii)          an amount in respect of that liability to Taxation has already been recovered by the Seller under paragraph 10(a) of this Schedule 4.

(c)                                  The Purchaser will be entitled to set off against any amount which it is liable to pay to the Seller under paragraph 10(a) of this Schedule 4 any amount which the Seller is liable to pay to the Purchaser under paragraph 2 of this Schedule 4 or for breach of the Tax Warranties.

(d)                                 Paragraphs 5 (Due date for payment), 6 (Claims procedure) and 8 (Time limit) of this Schedule 4 and paragraph 7 (Recovery from third parties) of Schedule 5 (Limitations on Claims) shall apply to the covenant contained in paragraph 10(a) of this Schedule 4 as they apply to the covenant contained in paragraph 2 (Covenant) of this Schedule 4, replacing references to the Seller with the Purchaser (and vice versa) and making any other necessary modifications.

11.                               RECOVERY FROM OTHER PERSONS

(a)                                 If the Company, the Purchaser or any other member of the Purchaser’s Group recovers from any other person (including any Tax Authority but excluding the Purchaser, any other member of the Purchaser’s Group or any insurance company that the Company has an insurance policy with) any actual monetary amount which is referable to a Liability to Taxation or other liability of the Company in respect of which the Seller has made a payment in full under paragraph 2 (Covenant) or for breach of any of the Tax Warranties, the Purchaser will repay to the Seller the lesser of:

(i)                                     the amount so recovered (less any costs and expenses reasonably and properly incurred by the Company, the Purchaser or any other member of the Purchaser’s Group as a result of the recovery of that amount and also less any Taxation paid or payable as a result of such recovery (or which would have been paid or payable but for the availability of any Purchaser’s Relief) except to the extent already recovered from the Seller under paragraph 11(b) or otherwise); and

(ii)                                  the amount paid by the Seller under paragraph 2 (Covenant) or for breach of any of the Tax Warranties (net of any Taxation suffered thereon) in respect of the Liability to Taxation or other liability in question less any part of such amount previously repaid to the Seller under any provision of this Agreement or otherwise.

(b)                                 If the Purchaser becomes aware that the Company is entitled to recover any amount mentioned in paragraph 11(a), the Purchaser will as soon as reasonably practicable give notice of the fact to the Seller and provided that the Seller indemnifies the Company, the Purchaser and all other members of the Purchaser’s Group against all costs and expenses which may be reasonably and properly incurred thereby, the Purchaser shall or shall procure that the Company shall use all reasonable endeavours to effect such recovery.

(c)                                  The action which the Seller may request the Company to take under paragraph 11(b) does not include:

(i)                                     any action which is unlawful;

(ii)                                  any action to the extent that the Purchaser can demonstrate to the Seller (acting reasonably) that such action will materially increase the liability to Tax of the Company, the Purchaser or any other member of the Purchaser’s Group or will be materially prejudicial to the business or Taxation affairs of the Company, the Purchaser or any other member of the Purchaser’s Group; or

(iii)                               allowing the Seller (or any person nominated by them) to undertake the conduct of any action necessary to effect recovery of the amount in question.

(d)                                 To the extent that the amount recoverable by the Company from any person referred to in paragraph 11(a) above is, and can reasonably be demonstrated by the Seller to be less than it would have been had the Company taken action against such person at the same time as it commenced action against the Seller in respect of the relevant Liability to Taxation or Tax Warranty Liability, the Purchaser will pay to the Seller the shortfall between the amount actually recovered by it from any person referred to in paragraph 11(a) and the sum reasonably demonstrated by the Seller that could have been recovered from such person, save that the total amount paid to the Seller by the Purchaser pursuant to paragraph 11(a) and this paragraph in respect of the relevant Liability to Taxation or Tax Warranty Liability shall not exceed the amount referred to in paragraph 11(a)(ii) above.

(e)                                  Paragraph 11(d) shall not apply to the extent that the reason for any delay by the Company in taking action against any person referred to in paragraph 11(a) arises as a result of the Seller acting unreasonably in respect of the settlement of any Liability to Taxation or other liability in respect of which the Seller is liable under paragraph 2 (Covenant) or for breach of the Tax Warranties or, as a result of the Seller’s failure to pay to the Purchaser any sums due to it in accordance with paragraph 5 of this Schedule.

(f)                                   The provisions of this paragraph 11 will not apply if the Liability for Taxation or Tax Warranty Liability in respect of which the Seller has made a payment to the Purchaser under paragraph 2 (Covenant) or for breach of the Tax Warranties relates to transfer pricing.

SCHEDULE 5
LIMITATIONS ON CLAIMS

1.                                      GENERAL

1.1                               Purchaser to notify potential claims

If the Purchaser or the Company becomes aware of any fact, matter, event or circumstance by virtue of which the Seller is or may become liable to pay the Purchaser under any of the Warranties or the Tax Covenant, the Purchaser shall as soon as reasonably practicable (but in any event within 28 days of becoming so aware) inform the Seller of the existence of such a claim.

1.2                               Exclusion

Paragraphs 3 and 4 of this Schedule 5 shall not apply in respect of a claim in relation to paragraphs 1.1 and 1.2 (the Seller), 2.1 (the Company) and 3 (Ownership of Capital) of Schedule 3 (Warranties).

2.                                      TIME LIMIT ON CLAIMS

2.1                               Time limits

No claim shall be brought by the Purchaser under the Warranties or the Tax Covenant unless the Purchaser shall have given notice in writing of that claim specifying (in reasonably sufficient detail to the extent practicable and known to the Purchaser and/or the Company), the matter giving rise to the claim, the nature of the claim and the amount claimed to the Seller not later than:

(a)                                 in the case of a claim relating to a Tax Covenant Claim or a claim relating to any of the Warranties specified in paragraph 18 only of Schedule 3 (Warranties), the expiry of a period of seven calendar years commencing on the Completion Date; and

(b)                                 in the case of a claim for breach of any of the Warranties (other than the Warranties specified in paragraph 18 of Schedule 3 (Warranties)), the expiry of a period of 18 calendar months commencing on the Completion Date.

2.2                               Legal Proceedings

The liability of the Seller in respect of a claim notified in accordance with paragraph 2.1 (Time limits) shall absolutely terminate (if that claim has not been previously satisfied, settled or withdrawn) (a) if Proceedings in respect of that claim containing particulars of it shall not have been properly issued and validly served on the Seller within nine months after the date of service of that notice and/or (b) if in respect of Proceedings, having been so properly issued and validly served as aforesaid it is established that in so far as it is within the reasonable control of the Purchaser, the Purchaser has not used its reasonable endeavours (subject to the application of and in accordance with any relevant court procedure rules) to enforce Proceedings with reasonable diligence provided that no claim shall absolutely terminate pursuant to this paragraph 2.2(b) if at the relevant time the Seller seeks or is seeking to rely on this paragraph 2.2(b) (i) the Purchaser is complying in all material respects with the relevant court procedural rules or enforcement of the Proceedings is being delayed by any act or omission of any third party or any circumstances outside the reasonable control of the Purchaser, or (ii) the Purchaser is acting in a manner which is consistent with the directions of the relevant court, or (iii) the Purchaser is taking steps (which it is doing with reasonable diligence) to obtain evidence or advice from its external legal advisers which in either case reasonably prevents the Purchaser from pursuing the Proceedings with reasonable diligence.

2.3                               Contingent claims

If any claim relating to a breach of any of the Warranties or the Tax Covenant arises by reason of a liability of the Seller which is a contingent liability when any such claim in respect thereof is notified to the Seller in accordance with this Schedule 5, the Seller shall not be obliged to make any payment to the Purchaser until such time as the contingent liability ceases to be contingent and becomes an actual liability and is due and payable.  Provided that any such claim has been notified to the Seller in accordance with paragraph 2.1 of this Schedule 5, then paragraph 2.2 shall be amended in relation to such claim so as to require that Proceedings be commenced within nine months from the date on which the Purchaser becomes aware and has notified the Seller that the said liability ceases to be contingent.

3.                                      SPECIFIC LIMITATIONS

The Purchaser shall not be entitled to claim against the Seller under the Warranties or the Tax Covenant (save in respect of any claim made pursuant to paragraph 2(h) or 2(i) of the Tax Covenant to which this paragraph will not apply):

(a)                                 unless the amount that would be recoverable (after taking into account the other provisions of this Schedule 5) from the Seller in respect of the claim exceeds £10,000, but subject always to paragraph 3(b).  For this purpose, where more than one claim is brought which each relates to or arises out of the same or substantially similar circumstances but one or more of these claims does not exceed £10,000, the Purchaser shall be permitted to aggregate the claims to exceed the £10,000 threshold (for example, where there are three claims of £9,000 relating to or which arise out of  the same or substantially similar circumstances, the Purchaser shall be permitted to aggregate these to exceed the threshold provided in this paragraph 3(a) and each claim shall be recoverable but subject always to paragraphs 3(b) and 4 and the other provisions of this Schedule 5); and

(b)                                 unless the amount that would be recoverable (after taking into account the other provisions of this Schedule 5) from the Seller in respect of the claim, when aggregated with the amount so recoverable in respect of any other claims against the Seller under the Warranties or the Tax Covenant (and for those purposes ignoring any claims which the Purchaser is not entitled to bring because of paragraph 3(a) but taking into account the other provisions of this Schedule 5) exceeds a threshold of £125,000, in which event the Seller shall be liable for the whole amount and not merely the amount by which that threshold is exceeded.

4.                                      MAXIMUM LIABILITY

(a)                                 Subject to paragraph 4(b) of this Schedule 5, the total maximum aggregate liability of the Seller in respect of claims under the Warranties and the Tax Covenant shall not exceed an aggregate amount equal to £7,500,000 (seven million five hundred thousand pounds).

(b)                                 The limit of £7,500,000 in paragraph 4(a) of this Schedule 5 shall not apply to any claim under the Warranties specified in paragraph 18 only of Schedule 3 (Warranties) or the Tax Covenant in either case to the extent it relates exclusively to any transfer pricing practices, procedures or rules of the Company or the Seller or any other member of the Seller’s Group in so far as any such practices, procedures or rules impact on or relate to the Company, including without limitation, the application of any relevant transfer pricing practices, procedures or rules of the Company or the Seller or any other member of the Seller’s Group as contemplated in the Income Tax Act, 58 of 1962, and in respect of any such claim only the Seller’s liability therefor shall not be subject to any financial limitation.

5.                                      OTHER LIMITATIONS

The Purchaser shall not be entitled to claim against the Seller under the Warranties excluding the Warranties in paragraph 18 of Schedule 3 (Warranties):

(a)                                 if and to the extent that:

(i)                                     the claim would not have arisen but for any act, omission, transaction or arrangement (or any combination of any of the same) having effect after Completion of the Purchaser or the Company or any other member of the Purchaser’s Group (other than to the extent that any such act, omission, transaction or arrangement is in the ordinary course of business of the Company as carried on over the period of 90 calendar days prior to the date of this Agreement or, as the case may be, any other member of the Purchaser’s Group or is required by law or occurs pursuant to a legally binding obligation of the Company, the Purchaser or, as the case may be, any other member of the Purchaser’s Group which existed prior to Completion and to the extent it is extant following Completion);

(ii)                                  the claim would not have arisen but for any change in the accounting policy or practice of the Purchaser or the Company or any other member of the Purchaser’s Group having effect after Completion save where such change has been made to ensure compliance by the Company or the Purchaser or any other member of the Purchaser’s Group with any accounting policy or practice or law to which the Company or the Purchaser or any other member of the Purchaser’s Group is subject;

(iii)                               the claim arises or is increased as a result of the passing of, or any change in or any change in the interpretation or application of, any law, rule, regulation or administrative practice of any government, government department, local or state agency, authority, regulatory or fiscal body after the date of this Agreement; or

(iv)                              the subject matter of the claim is taken into account in the Completion Accounts.

6.                                      NO DOUBLE RECOVERY

Subject at all times to clause 5.4 of this Agreement, the Purchaser shall not be entitled to recover damages or otherwise obtain payment or other compensation more than once in respect of the same fact, matter, event or circumstance.

7.                                     RECOVERY FROM THIRD PARTIES

(a)                                 If the Purchaser, the Company or any other member of the Purchaser’s Group has reasonable grounds to recover from some other person (including insurers) (but excluding any member of the Seller’s Group) any Losses which give rise or may reasonably likely give rise to any claim under the Warranties excluding a claim for breach of the Warranties in paragraph 18 of Schedule 3 (Warranties) and excluding a claim under the Tax Covenant, the Purchaser shall or shall procure that the Company or the relevant member of the Purchaser’s Group shall use all reasonable endeavours to enforce that recovery (keeping the Seller informed on a timely basis of any action so taken).

(b)                                 If, despite any other provision of this Schedule 5, any payment is made by the Seller in or towards the settlement of any claim made under the Warranties excluding a claim for breach of the Warranties in paragraph 18 of Schedule 3 (Warranties) and excluding a claim under the Tax Covenant and the Purchaser or the Company or any other member of the Purchaser’s Group subsequently recovers or procures the recovery from a third party (including insurers) of an amount which is referable to that claim (and, in the event that the Purchaser or the Company or any other member of the Purchaser’s Group becomes entitled after payment by the Seller to make recovery from a third party of an amount which is referable to that claim, the Purchaser undertakes to procure that the Company or the relevant member of the Purchaser’s Group shall use all reasonable endeavours to enforce that recovery) the Purchaser shall or shall procure that the Company or the relevant member of the Purchaser’s Group shall forthwith repay to the Seller an amount equal to whichever is the lesser of:

(i)                                     the amount (including interest (if any)) recovered from the third party less any reasonable costs and expenses incurred in recovering the same; and

(ii)                                  the amount paid by the Seller in or towards settlement of the claim.

8.                                      CONDUCT OF CLAIMS

If the Purchaser or the Company becomes aware of any fact, matter, event or circumstance that will or may reasonably give rise to a claim against the Seller under any of the Warranties excluding the Warranties in paragraph 18 of Schedule 3 (Warranties) and such fact, matter, event or circumstance relates to an actual or threatened claim, action or demand by or liability to a third party excluding any member of the Seller’s Group (a “third party claim”) then:

(a)                                 the Purchaser shall not make, and shall procure that neither the Company nor any other member of the Purchaser’s Group shall make, any admission of liability in relation to the third party claim nor compromise, dispose of or settle the third party claim without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed);

(b)                                 the Purchaser shall, and shall procure that the Company and all other members of the Purchaser’s Group shall, at the joint written request of the Purchaser and the Seller:

(i)                                     take such action as the Purchaser and the Seller may jointly and reasonably require to avoid, contest, dispute, resist, appeal, compromise or defend the third party claim (including, without limitation, making counter claims and exercising any contractual rights of set off against third parties and appointing lawyers and other professional advisers), and keeping each other informed as to the steps which are being taken in connection with the third party claim; and

(ii)                                  render or cause to be rendered such assistance as the Purchaser and the Seller may reasonably require (including providing access to information (save that this information shall not extend to any information which relates to any possible claim which may be by the Purchaser against the Seller and which is the subject of legal privilege) and to employees of the Purchaser or the Company or any member of the Purchaser’s Group while such employees continue to remain in the employment of the Purchaser, the Company or any other relevant member of the Purchaser’s Group) for the purpose of avoiding, contesting, disputing, resisting, appealing, compromising or defending the third party claim for so long as it remains outstanding

Provided that

(A)                               in the event of any disagreement or dispute between the Seller and the Purchaser as to any matter in connection with or pursuant to paragraph 8(b)(i), and/or the conduct of the third party claim generally pursuant to paragraph 8(b)(i), then the Purchaser shall defer to the Seller’s reasonable request (such that any reference to the joint written request or similar of the Purchaser and the Seller or any action or assistance as the Purchaser and the Seller may jointly and reasonably require or may reasonably require shall be deemed to be substituted by references to a written request of the Seller and action or assistance as the Seller may reasonably require respectively);

(B)                               the Seller shall indemnify the Purchaser, the Company and each member of the Purchaser’s Group (to the extent relevant) and keep the Purchaser, the Company and each member of the Purchaser’s Group (to the extent relevant) indemnified against any Losses incurred by it to the extent that any such Losses are incurred as a direct result of complying with the provisions of or directly pursuant to paragraph 8(b)(i) and/or (ii) as a direct result of the Seller’s request or any action taken by or at the request of the Seller pursuant to (A) above;

(C)                               the Seller’s rights pursuant to this paragraph 8 shall not include the right to oblige the Company, the Purchaser, or any other member of the Purchaser’s Group to take proceedings against any counterparty to any agreement or arrangement to which the Company, the Purchaser or any member of the Purchaser’s Group is a party or to take any action in the name of the Company, the Purchaser or any other member of the Purchaser’s Group;

(D)                               where the Seller has conduct of a third party claim:

(i)                                     the Seller shall keep the Purchaser fully and promptly informed of any material developments with regard to the conduct of the third party claim, shall consult the Buyer on any matter which is or is reasonably likely to be material in relation to the third party claim, and shall take account of all reasonable requirements of the Buyer in relation to such third party claim; and

(ii)                                  the Seller shall not make any settlement or compromise of the third party claim or agree to any matter in the conduct of such third party claim which may affect the amount of the liability in connection with such third party claim without the prior approval of the Purchaser (such approval not to be unreasonably withheld or delayed).

9.                                      DUTY TO MITIGATE

The Purchaser shall (and shall procure that the Company and any other relevant member of the Purchaser’s Group shall) in relation to any Losses which might give rise to a claim under the Warranties against the Seller take all reasonable steps subject to and in accordance with its common law duty to mitigate its loss.

SCHEDULE 6
THE PROPERTIES

Landlord	Tenant	Description	Date of Lease
Spearhead Property Holdings Limited	Fusion Outsourcing Services Proprietary Limited	Fusion House Knowledge Park (II) Heron Crescent Century City Milnerton 7435 6 year lease commencing 1 April 2007	Signed by Tenant on 12 October 2006 Signed by Landlord on 23 October 2006

The Johannesburg Land Company (Pty) Limited	Fusion Outsourcing Services Proprietary Limited	45 Commissioner Street 5th and 6th Floor Life Style Centre Johannesburg 2001 From 1 June 2011 to 31 May 2013	Signed by Sub Lessee (Fusion SA) on 30 September 2011 Signed by Sub Lessor on 5 March 2012

StorAge Self Storage (Pty) Ltd	Fusion Outsourcing Services Proprietary Limited	Storage facility Units #90, #91, #92 64-74 White Road Tokai Cape Town	12 May 2010

Docufile Cape (Pty) Ltd	Fusion Outsourcing Services Proprietary Limited	Offsite data storage site	Signed by the Company on 24 March 2012

SCHEDULE 7

COMPLETION ACCOUNTS

1.                                      INTERPRETATION

In this Schedule 7, save as the context may otherwise require:

“Accounts” means the annual financial statements for the year ended 30 June 2011 in relation to the Company including the independent auditor’s report and directors’ report thereto;

“Actual Working Capital Value” means the aggregate value represented by the line item “Total Current Assets” as determined pursuant to the statement set out in Annex 1 (Pro forma Completion Accounts Statement) (excluding Cash) of the Company less the value represented by the line item “Total Current Liabilities” as determined pursuant to the statement set out in Annex 1 (Pro forma Completion Accounts Statement) of the Company in each case as at the Completion Accounts Date;

“Ambition House Deposit” means the amount of ZAR 410,540 paid by the Company on or around 25 May 2012 in respect of the deposit for the premises at 4th Floor, Ambition House, 107 Voortrekker Road, Bellville, Cape Town;

“Cash” means cash of whatever currency including cash at bank and uncleared items banked by the Company in each case as at the Completion Accounts Date less an amount of ZAR1,500,000;

“Completion Accounts Date” means 23:59 on 31 May 2012;

“Debts” means any debt or other liability payable to or owing by the Company by or to any third party or any member of the Seller’s Group as at the Completion Accounts Date which is in excess of the amount of the BGL Group Loan (and, for the avoidance of all doubt, such debt or liability does not include any trade debt owed in the ordinary course of business or any Taxation liability) as at the Completion Accounts Date;

“Net Cash Adjustment Amount” means such amount calculated as at the Completion Accounts Date pursuant to and in accordance with the provisions of this Schedule 7 as follows: (i) Cash plus (ii) Ambition House Deposit less (iii) Debts;

“Reference Date” means 31 December 2011 (being the date of the latest management accounts of the Company); and

“Target Working Capital Value” means ZAR 14,000,000.

2.                                      FORM

2.1                               The Completion Accounts shall consist of a statement of the Company as at the Completion Accounts Date showing the Actual Working Capital Value in the same (or substantially the same) form as the pro forma completion accounts statement set out in Annex 1 (Pro forma Completion Accounts Statement) of this Schedule 7 and to be prepared in accordance with, and subject to, the provisions of this Schedule 7.

2.2                              The hierarchy of requirements applicable to the preparation of the Completion Accounts shall be as follows:

(a)                                 firstly, the specific requirements of paragraph 2.3 shall be applied;

(b)                                 secondly, subject to paragraph 2.2(a), the Completion Accounts shall be prepared on a basis consistent with the Accounts, and applied in the same way and following the same methodologies, bases, techniques, policies and principles (including as to the application of all practices, judgments, procedures, estimates, evaluation rules, forecasts and opinions) as those adopted and applied in the preparation of the Accounts; and

(c)                                  finally, subject to paragraphs 2.2(a) and (b), the Completion Accounts shall be prepared in accordance with accounting and actuarial principles, methodologies and assumptions generally accepted in the Republic of South Africa.

2.3                               In preparing the Completion Accounts (and valuing and determining all relevant assets and liabilities):

(a)                                 the Completion Accounts principles set out in Annex 2 (Completion Accounts principles) shall be followed;

(b)                                 no provision shall be made for deferred tax, whether as an asset or a liability;

(c)                                  preparation shall be on the assumption that the Completion Accounts Date constitutes a normal Financial Year end;

(d)                                 they shall be prepared so as to include no account, accrual or provision in respect of profits, gains, benefits or assets (whether actual or contingent) nor any charge, provision, reserve or write-off in respect of any costs, liabilities or charges to be obtained or incurred (as the case may be) after the Completion Accounts Date as a consequence of the change of ownership of the Company or any future change in management strategy, direction or priority or possible closure of any business (or part thereof) or otherwise; and

(e)                                  other than for items explicitly covered by the Completion Accounts principles set out in Annex 2 (Completion Accounts principles), they shall otherwise be prepared so as (i) to take account of events or changes of circumstance occurring or information coming to the attention of the Purchaser or Seller after the Completion Date but (ii) not to take account of events or changes of circumstance occurring or information coming to the attention of the Purchaser or Seller after the expiry of the Review Period.

3.                                      PREPARATION

3.1                               The Seller shall procure that the Seller’s Accountants in conjunction with the Company shall prepare draft Completion Accounts in accordance with this Schedule 7, and for a copy to be delivered to the Purchaser (together with such working papers and other information as may be reasonably requested by the Purchaser relating to the preparation of the Completion Accounts including the calculation of the Actual Working Capital Value in the draft Completion Accounts as are necessary, appropriate or desirable to understand them), as soon as practicable after Completion and, in any event, by no later than 31 July 2012. At the time of delivery of the draft Completion Accounts, the Seller shall use all reasonable endeavours to procure that the Seller’s Accountants deliver to the Purchaser (and shall in any event ensure such delivery by no later than 31 July 2012) a draft statement of financial position, a draft statement of comprehensive income, and a draft statement of cash flows in each case in the same (or substantially the same) form as set out in Annex 1A (Other statements) as at the Completion Accounts Date in respect of the period from the Balance Sheet Date up to the Completion Accounts Date prepared in accordance with paragraph 2.2 above.

3.2                               The Purchaser shall, as soon as practicable and, in any event, no later than 20 days after receipt of the draft Completion Accounts from the Seller (the “Review Period”), notify the Seller in writing either that it:

(a)                                 approves the draft Completion Accounts; or

(b)                                 disagrees with the draft Completion Accounts explaining in reasonable detail the matter(s) it disagrees with and the reason(s) for that disagreement.

3.3                               If the Purchaser fails to notify the Seller in accordance with paragraph 3.2, the draft Completion Accounts shall, on the expiry of the Review Period, become final and binding on the Purchaser and the Seller (except in the case of manifest error).

3.4                               If the Purchaser notifies the Seller in accordance with paragraph 3.2(a) that it approves of the draft Completion Accounts, they shall immediately become final and binding on the Purchaser and the Seller (except in the case of manifest error).

3.5                               If the Purchaser issues a notification in accordance with paragraph 3.2(b) within the Review Period, the Purchaser and the Seller shall use their reasonable endeavours to resolve the matter or matters in dispute. Any resolution which enables the draft Completion Accounts to be agreed shall be expressed in a joint confirmation (the “Joint Confirmation”) which shall:

(a)                                 be signed by both the Purchaser and the Seller; and

(b)                                 contain those final Completion Accounts as agreed between the Seller and the Purchaser, which shall be final and binding on the Buyer and the Seller (except in the case of manifest error).

3.6                               If, following the issue of a notification by the Purchaser in accordance with paragraph 3.2(b), no Joint Confirmation shall be issued within 20 Business Days after the expiry of the Review Period, the matter shall be referred to a firm of independent chartered accountants located in the Republic of South Africa (the “Independent Accountants”) as the Purchaser and the Seller shall jointly agree or, in default of agreement within 10 Business Days after the expiry of the period of 20 Business Days referred to above in this paragraph 3.6 as to the choice of independent chartered accountants or the terms of appointment, the Independent Accountants shall be appointed by the CEO of the South African Institute of Chartered Accountants (“SAICA”) (or any successor body or person thereto) on the application of either the Seller or the Purchaser. The decision of the Independent Accountants (and the final Completion Accounts confirmed by the Independent Accountants) appointed by SAICA shall be final and binding (except in the case of manifest error) on each of the Purchaser and the Seller. SAICA’s role shall cease on the appointment of the Independent Accountants.

3.7                               The Independent Accountants shall determine the matter or matters in dispute addressed in an objection notice delivered in accordance with paragraph 3.2(b) and shall confirm the correct amount to be included in the final Completion Accounts in respect of each matter in dispute. The Independent Accountants shall act as experts and not as arbitrators and shall be directed to determine the matter or matters in dispute by reference to paragraph 2 (Form) of this Schedule 7. Their decision (and the final Completion Accounts confirmed by them) shall be final and binding (except in the case of manifest error) on each of the Purchaser and the Seller. The Independent Accountants shall be instructed to deliver their determination as soon as practicable to the Seller and the Purchaser and in any event by no later than 30 Business Days following their appointment and they shall be entitled to instruct actuaries, valuers, solicitors and other professional advisers (if appropriate) to assist them in reaching their determination.

3.8                               The Purchaser and the Seller shall use their reasonable endeavours to procure that all records, working papers and other information within their respective possession or control as may be reasonably required by either of them (including, in the case of the Seller, its auditors), their respective professional advisers (to the extent relevant) and/or the Independent Accountants for the purposes of this Schedule 7, shall be made available on a request for them and shall generally render to each other and the Independent Accountants all assistance reasonably necessary for the preparation and finalisation of the Completion Accounts and/or, as the case may be, the Joint Confirmation or Independent Accountants’ decision. The Purchaser shall provide and shall procure that the Company shall provide without charge such reasonable access to its personnel (who shall be instructed to give prompt information and explanations) as the Seller and/or its auditors or the Independent Accountants may request provided that the Purchaser shall not be obliged to provide such access to its personnel to the extent that the provision of such access has or would adversely prejudice the Purchaser, the Company or any member of the Purchaser’s Group (in each case such entity acting reasonably).

3.9                               The costs, charges and expenses incurred in connection with, and incidental to, the matters specified in this Schedule 7 shall be payable as follows:

(a)                                 costs, charges and expenses incurred by the Seller shall be paid by the Seller;

(b)                                 costs, charges and expenses incurred by the Purchaser shall be paid by the Purchaser; and

(c)                                  the costs of the Independent Accountants (including the fees of any professional advisers appointed by the Independent Accountants as aforesaid) shall be borne by the Seller and the Purchaser in equal shares or in such other proportions as the Independent Accountants may otherwise direct.

If either party shall fail to pay such costs in accordance with the provisions of this paragraph, the other party may in its absolute discretion pay such fees on the first party’s behalf and the first party shall reimburse the other on demand all costs and expenses incurred by the other in so doing.

ANNEX 1

INDICATIVE PRO FORMA COMPLETION ACCOUNTS STATEMENT

ACTUAL WORKING CAPITAL ADJUSTMENTS ZAR (A)
Trade receivables external (excluding intra-group receivables)
Prepayments
Accrued income
Other Debtors

Total Current Assets	(a)

Trade payables external
Sundry Creditors
Other Accruals
Deferred Income
Provisions

Total Current Liabilities	(b)

Actual Working Capital Value	(a)-(b)

Less: Target Working Capital Value		14,000,000

Working Capital Adjustment

Plus Cash

Plus/minus Debts

ANNEX 1A

OTHER STATEMENTS

Statement of Financial Position

As at
	31 May 2012	30 June 2011

Assets
Non-Current assets:
Property and equipment
Deferred tax

Total non-current assets
Current assets
Trade and other receivables
Cash and cash equivalents
Current tax receivable

Total current assets

Total Assets

Equity and Liabilities
Equity
Share Capital
Retained Earnings

Liabilities
Non-current liabilities
Shareholder’s loan
Other financial liabilities

Current Liabilities
Other financial liabilities
Trade and other payables
Deferred Income

Total Equity and Liabilities

Statement of Comprehensive Income

	For the 11 month period ended 31 May 2012	For the 12 month period ended 30 June 2011

Service fees
Cost of sales

Gross Profit
Other Income
Operating Expense

Operating (loss)/profit
Finance income
Finance costs

(Loss)/profit before taxation
Taxation

(Loss)/profit for the year

Statement of Cash Flows

	For the 11 month period ended 31 May 2012	For the 12 month period ended 30 June 2011

Cash flows from operating activities
Cash receipts from customers
Cash paid to suppliers and employees

Cash utilized in operations
Finance income received
Finance costs paid
Taxation received/(paid)

Net cash outflow from operating activities

Cash flows from investing activities
Additions to property and equipment
Proceeds from shareholder’s loan
Repayment from shareholder’s loan

Net cash inflow from investing activities

Cash flows from financing activities
Repayment of other financial liabilities

Net Cash outflows from financing activities

Total cash movement for the period/year
Cash and cash equivalents at the beginning of period/year

Cash and cash equivalents at the end of period/year

ANNEX 2

COMPLETION ACCOUNTS PRINCIPLES

1.1                               Materiality

In preparing the Completion Accounts, no minimum materiality limits shall be applied.

1.2                               Tangible Fixed Assets

(a)                                 In the absence of a clear change in facts or circumstances between the Reference Date and the Completion Accounts Date, no fixed assets held at the Reference Date shall be impaired or revalued before or as at the Completion Accounts Date.

(b)                                 Fixed Assets shall be valued at zero for the purpose of the Completion Accounts.

1.3                               Intangible Fixed Assets

No intangible assets were recorded as at the Reference Date and the asset for “Software Development” reported as at the Reference Date as a tangible fixed asset shall be consistently reported as such as at the Completion Accounts Date.

Intangible Fixed Assets shall be valued at zero for the purpose of the Completion Accounts.

1.4                               Stock

Stock shall be deemed for the purposes of the Completion Accounts to be nil.

1.5                               Trade and other receivables

(a)                                 Trade receivables

The Completion Accounts shall be prepared recognising as an asset all revenues which are proportionately due for services and goods supplied for the period prior and up to and including the Completion Accounts Date.  The recognition of revenue shall be consistent to that used as at the Reference Date.  Trade receivables shall be the sum of amounts that have been billed and not yet paid plus amounts not yet billed but in respect of which services have been supplied.

Appropriate allowances for estimated unrecoverable amounts are included here when there is objective evidence that the asset is impaired.  The allowance recognised as an asset shall be measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the effective interest rate computed at initial recognition.

(b)                                 Prepayments

The Completion Accounts shall be prepared on a consistent basis as the Accounts recognising an asset for services and supplies paid in advance of the benefit proportionately accruing.

(c)                                  Accrued income

The Completion Accounts shall be prepared on a consistent basis as the Accounts recognising an asset for services and supplies provided in advance of them becoming due for invoice or receipt from the customer.

(d)                                 Other debtors

Other debtors shall comprise any other receivable amounts not included in 1.5(a), (b) or (c) above (and, for the avoidance of all doubt, shall not include any intra-group receivables).

1.6                               Cash and Cash Equivalents

(a)                                 Cash at bank shall include uncleared items banked by the Company on or before the Completion Accounts Date provided these uncleared items are cleared before finalisation of the Completion Accounts.

(b)                                 Cash at bank shall be subject to a deduction for uncleared payments processed by the Company on or before the Completion Accounts Date provided these uncleared payments are cleared prior to finalisation of the Completion Accounts.

1.7                               Preference Shares

Preference Shares to the extent not redeemed prior to the Completion Accounts Date shall be deemed to be nil.

1.8                               Trade and Other Payables

(a)                                 Trade payables

Trade payables shall be the sum of amounts that have been billed and not yet paid plus amounts not yet billed but where services have been used.

(b)                                 Sundry creditors

The Completion Accounts shall be prepared on a consistent basis as the Accounts with regard to sundry creditors.

(c)                                  Deferred income

The Completion Accounts shall be prepared on a consistent basis as the Accounts recognising a liability as at the Completion Accounts Date for revenue from customers either received or invoiced in advance of the goods and services being provided determined on a pro-rata basis and including any unamortised element of government grants received.

(d)                                 Other accruals

Other accruals shall comprise any other amounts payable relating to any period prior to the Completion Accounts Date to the extent not included pursuant to paragraph 1.8 (a) to (c) above.

The Completion Accounts shall be prepared on a consistent basis as the Accounts recognising a liability for services and supplies paid in advance of the benefit proportionately determined on a pro-rata basis.

1.10                        Provisions

(a)                                 Leave provision

An accrual shall be included in the Completion Accounts in respect of staff holiday accrued but not taken as at the Completion Accounts Date.

(b)                                 Restructuring

No provision shall be made in the Completion Accounts for any reorganisation, restructuring, redundancy or early retirement or related costs arising in connection with the disposal of the Company or any decision taken by the Purchaser.

(c)                                  Provisions/accruals

Provisions/accruals shall be made in the Completion Accounts for all expenses incurred up to (and including) the Completion Accounts Date.

(d)                                 Bonus accruals

An accrual shall be made in the Completion Accounts for any employee bonuses (which shall be inclusive of any Tax thereon) earned in respect of any period prior to (and including) the Completion Accounts Date.

(e)                                  Commission and Overtime

An accrual shall be made in the Completion Accounts for all commissions and overtime earned in respect of any period prior to (and including) the Completion Accounts Date.

(f)                                   Employee contributions

An accrual shall be made in the Completion Accounts in respect of any deduction made from employee salaries in respect of employee contributions to the Company’s pension scheme but in circumstances where such deduction has not yet been paid to the pension scheme.

(g)                                  Provision for Tax

Provision for all Tax payable (including VAT) shall be made in the Completion Accounts up to (and including) the Completion Accounts Date other than in respect of any corporation Tax.

1.11                        Post-balance sheet events

Without prejudice to paragraph 3.2 of this Schedule 7, any adjusting post balance sheet events arising up to the date of delivery of the draft Completion Accounts shall be taken into account in the Completion Accounts.

1.12                        Exchange rates

Monetary assets and liabilities in currencies other than ZAR shall be translated into ZAR at the relevant exchange rate used by the Seller in preparing the Completion Accounts (such rate to be applied on a consistent basis for the purpose of preparing the Completion Accounts, such rate being derived by reference to the closing mid market rate for 31 May 2012 for the South African Reserve Bank).

1.13                        Currency

The Completion Accounts shall be prepared in the functional currency of the Company, which is ZAR.

SCHEDULE 8
DATA ROOM INDEX

Index of Disclosure Bundle Documents

Document	Description
A	Springbok — Disclosure Bundle Document A — List of Assets Acquired.xlsx
B	Springbok — Disclosure Bundle Document B — Software Quote-MC Changes.xlsx
C	(a) Springbok — Disclosure Bundle Document C — list of employees.xlsx (b) Springbok — Disclosure Bundle Document C — New Starters and Leavers since July 2011.xlsx
D

(a) Springbok — Disclosure Bundle Document D — FW Our discussion.msg

(b) Springbok — Disclosure Bundle Document D — 3FIN_A_General Tax Directive_J Kunz.pdf

(c) Springbok — Disclosure Bundle Document D — 3FIN_A_General Tax Directive_Ovdw.pdf

(d) Springbok — Disclosure Bundle Document D — 120308 Excocomp DL v3.0.xlsx

E	(a) Springbok — Disclosure Bundle Document E — Tax Submissions.pdf (b) Springbok — Disclosure Bundle Document E — Proof of Tax Filing Submission.pdf
F	(a) Springbok — Disclosure Bundle Document F — Consent Letter — Gresham.pdf (b) Springbok — Disclosure Bundle Document F — Consent Letter — Lloyds.pdf
G	Springbok — Disclosure Bundle Document G — Inter-company letters UK.pdf
H	Springbok — Disclosure Bundle Document H — Board minutes.pdf
I	(a) Springbok — Disclosure Bundle Document I — Assets identified for write-off @ May, 12 — Final.xlsx (b) - Springbok — Disclosure Bundle Document I — List of Assets disposed.xlsx
J	Springbok — Disclosure Bundle Document J — Standard Bank Guarantee cancellation confirmation.TIF
K	Springbok — Disclosure Bundle Document K — Maternity and Long term sickness
L

(a) Springbok — Disclosure Bundle Document L — Preference Share Board Minutes.xlsx.pdf

(b) Springbok — Disclosure Bundle Document L — Preference Shares confirmation 160412.pdf

(c) Springbok — Disclosure Bundle Document L — Pref Shares.pdf

M

(a) Springbok — Disclosure Bundle Document M — Fusion Loan Documents.pdf

(b) Springbok — Disclosure Bundle Document M — Loan Amendment 31122010.pdf

(c) Springbok — Disclosure Bundle Document M - Loan Amendment 30122011.pdf

(d) Springbok — Disclosure Bundle Document M - Loan Amendment 31122009.pdf

N

(a) Springbok — Disclosure Bundle Document N — Vodacom Fusion MSA Signed.pdf

(b) Springbok — Disclosure Bundle Document N — Vodacom Fusion SS1 Signed.pdf

(c) Springbok — Disclosure Bundle Document N — Vodacom Fusion SS2 Signed.pdf

O	Springbok — Disclosure Bundle Document O — First Technology Purchase Order.pdf
P	Springbok — Disclosure Bundle Document P — Proof of Payment.pdf
Q	(a) Springbok — Disclosure Bundle Document Q — Consent to Sublease.pdf (b) Springbok — Disclosure Bundle Document Q — Life Centre Lease.pdf

R	(a) Springbok — Disclosure Bundle Document R — FSA register.pdf (b) Springbok — Disclosure Bundle Document R — Fusion SA removal.pdf
S

(a) Springbok — Disclosure Bundle Document S — SARB Notification.htm

(b) Springbok — Disclosure Bundle Document S — Notification Letter.pdf

(c) Springbok — Disclosure Bundle Document S — SARB approval.pdf

T

(a) Springbok — Disclosure Bundle Document T — Fusion Directors’ Resolution.pdf

(b) Springbok — Disclosure Bundle Document T - Fusion Shareholders’ Resolution.pdf

(c) Springbok — Disclosure Bundle Document T - Fusion waiver of notice and interest of redemption of preference shares.pdf

U	(a) Springbok — Disclosure Bundle Document U — 120521 First Tech Licenses payment.pdf (b) Springbok — Disclosure Bundle Document U — Spescom.pdf
V	Springbok — Disclosure Bundle Document V — 120530 signed offer to rent.pdf
W	Springbok — Disclosure Bundle Document W — Letter of Agreement Teraco.pdf
X

(a) Springbok — Disclosure Bundle Document X — KUNX JJ — 2012 3rd Provisional.pdf

(b) Springbok — Disclosure Bundle Document X — Payment — SARS IRP6 — 250412.pdf

(c) Springbok — Disclosure Bundle Document X — VAN DER WALT OL — 2012 3rd Provisional.pdf

Y	Springbok — Disclosure Bundle Document Y — list of employee potential claims against Fusion.xls

SCHEDULE 9
SECOND INSTALMENT ADJUSTMENT MECHANISM

1.                                      AGREED CLAIM

If prior to the Second Instalment Payment Date, the Purchaser has notified the Seller of a claim in accordance with the provisions of clause 22 of this Agreement to the extent it relates to a breach of clause 13.1 of the Agreement (Restrictions on the Activities of the Seller), then if the claim is agreed or settled or otherwise determined but not yet paid prior to that date, it shall be deducted from the Second Instalment and the balance of the Second Instalment shall otherwise be payable subject to and in accordance with the terms of this Agreement, and to the extent such claim exceeds the amount of the Second Instalment, then the balance of such claim shall be deducted from the Second Loan Instalment and the balance of the Second Loan Instalment shall otherwise be payable subject to and in accordance with the terms of this Agreement.

2.                                      NOT AGREED CLAIM

2.1                               If prior to the Second Instalment Payment Date, the Purchaser has notified the Seller of a claim in accordance with the provisions of clause 22 of this Agreement to the extent it relates to a breach of clause 13.1 of the Agreement (Restrictions on the Activities of the Seller), then if the claim is not agreed or settled or otherwise determined prior to that date, then:

(a)                                 if the Seller accepts or is minded to accept liability but disputes quantum, and indicates what quantum is accepted by the Seller (acting in good faith), the amount which shall be deducted from the Second Instalment (and to the extent relevant the Second Loan Instalment in accordance with paragraph 1 above) shall be the average of the quantum indicated by the Purchaser (acting in good faith) and the quantum indicated by the Seller acting in good faith (this average amount being the “Agreed Escrow Amount”) and the balance of the Second Instalment (and to the extent relevant the balance of the Second Loan Instalment in accordance with paragraph 1 above) (if any) shall otherwise be payable subject to and in accordance with the terms of this Agreement; or

(b)                                 if the Seller disputes liability and/or quantum for whatever reason or accepts or is minded to accept liability but disputes quantum and does not indicate what quantum may be accepted by the Seller (anything in relation to any of these matters being a “Dispute”), then the Dispute shall be determined by an expert appointed pursuant to paragraph 3 below, and an amount being the lower of:

(i)                                     the amount of the Second Instalment and the Second Loan Instalment (taken together); or

(ii)                                  50% of the claim notified by the Purchaser (in good faith),

(such amount being the “Disputed Escrow Amount”) shall be deducted from the Second Instalment (and to the extent relevant the Second Loan Instalment in accordance with paragraph 1 above), and the balance of the Second Instalment (and to the extent relevant the balance of the Second Loan Instalment in accordance with paragraph 1above) (if any) shall otherwise be payable subject to and in accordance with the terms of this Agreement.

2.2                               The Agreed Escrow Amount and/or the Disputed Escrow Amount shall be paid into the Escrow Account (as defined in paragraph 4 below).

2.3                               Any acceptance of liability and/or quantum by the Seller or the Purchaser pursuant to paragraph 2.1 shall be without prejudice to the Seller’s rights or the Purchaser’s rights in connection with such claim (including the right to subsequently dispute the basis and/or quantum of such claim) and shall not amount to any admission for the purposes of legal liability on the part of the Seller or the Purchaser.

3.                                      EXPERT’S APPOINTMENT

3.1                               An Expert is a person appointed in accordance with this paragraph 3 (“Expert”) to resolve a Dispute.

3.2                               The parties shall agree on the appointment of an independent Expert and shall agree with the Expert the terms of his appointment.

3.3                               If the parties are unable to agree on an Expert or the terms of his appointment within five Business Days of either party serving details of a suggested expert on the other, either party shall then be entitled to request an independent firm of accountants (with experience of considering dispute relations to alleged breaches of restrictive covenants) to be appointed in the absence of agreement by the parties within 5 Business Days of either party’s notice to the other by the President of the Institute of Chartered Accountants of England and Wales from time to time on the written request of either party.

3.4                               The Expert shall be required to prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of one calendar month of the matter being referred to the Expert.

3.5                               If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by paragraph 3.4 then:

(a)                                 either party may apply to the President of the Institute of Chartered Accountants of England and Wales from time to time to discharge the Expert and to appoint a replacement Expert with the required expertise; and

(b)                                 this paragraph 3 shall apply to the new Expert as if he were the first Expert appointed.

3.6                               All matters under this paragraph 3 must be conducted, and the Expert’s decision shall be written, in the English language.

3.7                               The parties are entitled to make submissions to the Expert including oral submissions and will provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

3.8                              To the extent not provided for by this paragraph 3, the Expert may in his reasonable discretion determine such other procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

3.9                               Each party shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel and/or things as the other party may reasonably require to make a submission under this paragraph 3.

3.10                        The Expert shall act as an expert and not as arbitrator.  The Expert shall determine the Dispute (which may include any issue involving the interpretation of any provision of this Agreement, his jurisdiction to determine the matters and issues referred to him/or his terms of reference).  The Expert’s written decision on the matters referred to him shall be final and binding on the parties in the absence of manifest error or fraud.

3.11                        Each party shall bear its own costs in relation to the reference to the Expert.  The Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties equally or in such other proportions as the Expert shall direct.

3.12                        All matters concerning the process and result of the determination by the Expert shall be kept confidential among the parties and the Expert.

3.13                        Each party shall act reasonably and co-operate to give effect to the provisions of this paragraph 3 and otherwise do nothing to hinder or prevent the Expert from reaching his determination.

3.14                        Following the Expert’s determination, if the Expert determines that:

(a)                                 the subject matter of the Dispute involves a valid claim and the Expert has advised on quantum, then such amount (the “Determined Amount”) shall be deducted from the relevant Agreed Escrow Amount or the Disputed Escrow Amount (as the case may be) and shall be paid to the Purchaser with interest accrued thereon, and the balance (if any) shall be paid to the Seller with interest accrued thereon, and should the Determined Amount exceed the relevant Agreed Escrow Amount or the Disputed Escrow Amount (as the case may be), then the relevant Agreed Escrow Amount or the Disputed Escrow Amount (as the case may be) shall be paid to the Purchaser with interest accrued thereon, and any additional amount owing by the Seller to the Purchaser shall be paid to the Purchaser by the Seller; or

(b)                                 the subject matter of the Dispute does not involve a valid claim or the Expert is not able to determine the Dispute or is not able to advise on quantum for whatever reason or does not provide a determination for whatever reason by not later than 6 months following his appointment, then the relevant Agreed Escrow Amount or the Disputed Escrow Amount (as the case may be) (together with accrued interest thereon) shall be paid to the Seller.

3.15                        The parties agree that subject to any relevant provision of this Agreement:

(a)                                 any amount paid into the Escrow Account shall not be regarded as imposing any limit on the amount of any claim under clause 13.1 of this Agreement; and

(b)                                 nothing in this Schedule 9 shall prejudice, limit or otherwise affect any right, including to make any claim, or remedy which the Purchaser may have from time to time against the Seller either under this Agreement or under any of the documents executed pursuant to this Agreement.

4.                                      ESCROW ACCOUNT

4.1                               Pending the resolution of the Dispute by the Expert, the parties hereby agree and acknowledge that:

(a)                                 the Agreed Escrow Amount or the Disputed Escrow Amount (as the case may be) (either being the “Escrow Amount”) shall be placed into a separately designated interest bearing account to be opened by way of a letter in substantially the form set out in Schedule 2 (Letter of Instruction to Bank) in the names of [•] and [•] (the “Joint Account”) which account shall be free from any lien, charge, encumbrance, set off or counterclaim (other than as referred to in this Agreement);

(b)                                 the Joint Account shall be operated jointly by [•] and [•] in accordance with the letter of instructions in substantially the form as set out in Annex 1 (“Letter of Instructions”) which shall be delivered to [•] and [•] by no later than [•] signed by the Seller and the Purchaser;

(c)                                  the Seller and the Purchaser agree that upon either or both of them becoming entitled in accordance with the Agreement to payment out of the Joint Account they each shall give joint written instructions to [•] and [•] in substantially the form set out in Schedule 1 to the Letter of Instructions to procure the release of sums from the Joint Account in accordance with the terms of this Agreement;

(d)                                 no amount (including interest) shall be paid out of the Joint Account save as expressly permitted under this Agreement or the Letter of Instructions;

(e)                                  any interest which accrues on the monies held in the Joint Account shall (after any required deductions on account of taxation on interest by either or both of [•] and [•] in accordance with the Letter of Instructions) be credited to the Joint Account. Upon the whole or any part of the amount standing in the Joint Account being released to any party the recipient shall be entitled to any interest which has accrued on the principal amounts so released and such interest shall be paid at the same time as the principal amount is so released.

5.                                      COURTS’ JURISDICTION

In the circumstances referred to in paragraph 3.14(b) where the Expert is not able to determine the matter for whatever reason, then ultimately the courts shall have jurisdiction to settle the matter in accordance with clause 23 of the Agreement.

6.                                      OTHER

For the purpose of this Schedule 9 only, any reference to “parties” shall be deemed to be a reference to the Seller and the Purchaser only.

Annex 1

Letter of Instructions

To:                             [•]

and

[•]	[Date]

Dear Sirs

Agreement: arrangements regarding Escrow Account

We, [•] (“[•]”) and [•] (“[•]”), write in connection with the Agreement entered into on [•] June 2012 between, amongst others, BFSL Limited as seller and WNS Global Services (UK) Limited as purchaser in relation to the sale of Fusion Outsourcing Services Proprietary Limited (“Agreement”).

Any words and expressions used but not defined in this letter shall, unless the context requires otherwise, have the meanings given to them in the Agreement.

Under the Agreement, a sum of money the (“Escrow Amount”) may be paid into the Joint Account referred to in paragraph 1(a) (Instructions) at any time prior to 31 May 2013.

We are writing to confirm the terms on which the Joint Account is to be established and  any Escrow Amount is to be held on trust by your firms jointly for us.

1.                                      Instructions

You are irrevocably authorised and instructed by each of us as follows:

(a)                                 To set up as soon as possible a separately designated interest bearing bank account (“Joint Account”) with [•] plc [[•] Branch] [(sort code [•])] (“Bank”) in your joint names.  The mandate for the account shall require the Bank to make payment out of the Joint Account on receipt of joint written instructions signed by two duly authorised signatories of each of [•] and [•] and a letter shall be sent to the Bank in relation to the Joint Account in substantially the form set out in Schedule 2 (Letter of Instruction) to this letter.

(b)                                 To instruct the Bank to make a payment or payments out of the Joint Account upon your receiving either:

(i)                                     a written notice signed by or on behalf of each of us in substantially the form of that contained in Schedule 1 (Written Notice) to this letter; or

(ii)                                  an order, or a certified copy of an order, of a court of competent jurisdiction,

in either case requiring that payment to be made.

(c)                                  To permit the Bank to deduct any amounts of tax which are required by law to be deducted from the Joint Account or which the Bank considers are required by law or regulation to be deducted from the Joint Account.

(d)                                 To permit to be charged to the Joint Account any fees, charges, costs and expenses which the Bank may charge in connection with these arrangements.

(e)                                  To withdraw from the Joint Account an amount equal to the amount of tax (if any) on the interest earned in respect of the Joint Account for which you or either of you are or may become liable.

(f)                                   Neither of you shall exercise discretion in the operation and maintenance of the Joint Account and, subject to paragraphs 1(b) to (e), you shall not permit any withdrawals whatsoever from the Joint Account or otherwise pay any monies out of it.

The instructions set out in this paragraph 1 may only be varied or countermanded in writing signed by a director on behalf of each of us.

2.                                      Resignation

If either of you no longer wishes to be a joint holder of the Joint Account you may give each of us 10 days’ written notice, upon receipt of which we shall endeavour promptly to find an organisation to replace you as joint holder of the Joint Account.  We shall attempt to put the substitute arrangements in place by the expiration of the 10 day notice period or, if this has not proved possible, as soon as possible after that.  For the avoidance of doubt, you will continue to hold and operate the Joint Account in accordance with this letter until the substitute arrangements have been put in place.

3.                                      Communications

Each of you may rely on any written instruction or other communication in relation to the Joint Account from or signed by (or purporting to be from or signed by) a director on behalf of each of us.  Neither of you will be liable to either of us for doing so whether or not the instruction or other communication accords with the terms of the Agreement and is correct and has been validly authorised and whether or not any signature on it is authentic.

4.                                      Liability

(a)                                 Neither of you shall be liable for any losses, claims, demands, actions, proceedings, damages, payments, costs, expenses or other liabilities (“Losses”) arising from any sum not being received by the Bank (unless the non-receipt arises from the relevant firm’s negligence or wilful default) nor shall either of you be liable for any failure of the Bank to make any payment in accordance with any instructions given by you pursuant to this letter.

(b)                                 We acknowledge and confirm that:

(i)                                     neither of you shall have any obligation to either of us in respect of the establishment and operation of the Joint Account other than as expressly set out in this letter; and

(ii)                                  neither of us shall have any claim against either of your firms in respect of the establishment and operation of the Joint Account except and then only to the extent that the relevant firm has failed to act in accordance with its obligations under this letter.

5.                                      Indemnity

We jointly and severally undertake with each of you to indemnify and keep you indemnified against all Losses from time to time made, suffered or incurred by you in connection with or relating to the performance of your obligations in this letter or the omission to perform any of your obligations in this letter or otherwise in connection with the establishment and operation of the Joint Account, except that neither of your firms will be entitled to be indemnified in respect of any matter which arises out of that firm’s negligence or wilful default.

6.                                      Notices

(a)                                 Any notice, instruction or other communication given in accordance with this letter to  us must be given in writing and may be given in any manner agreed from time to time by a Relevant Person, provided that no such notice, instruction or other communication will take effect unless receipt of it is acknowledged in writing by a Relevant Person.

(b)                                 In this Paragraph 6, “Relevant Person” means, in respect of a notice, instruction or other communication given to:

(i)                                     [•], each of the following partners/members of that firm [•];

(ii)                                  [insert name of relevant firm], each of the following persons [•];

(iii)                               [insert name of relevant client], each of the following persons [•]; and

(iv)                              [insert name of relevant client], each of the following persons [•].

7.                                      Governing law and jurisdiction

This letter and any non-contractual obligations arising out of or in connection with this letter shall be governed by and construed in accordance with English law.  Each party irrevocably submits to the exclusive jurisdiction of the English courts to settle any dispute which may arise under or in connection with this letter or the legal relationships established by this letter.

Please countersign and return the attached copy of this letter to signify your acceptance of the instructions contained in it.

Yours faithfully

[•] [Limited]
[By: [•], Director]

[•] [Limited]
[By: [•], Director]

[On copy]

We accept the instructions contained in the letter of which this is a copy.

[•]
By: [Partner] [Member] [Other]

[•]
By: [Partner] [Member] [Other]

SCHEDULE 1
WRITTEN NOTICE

To:                             [•]

and                           [•]

[Date]

Dear Sirs

1.                                      We refer to:

(a)                                 [describe the Agreement]

(b)                                 a letter of instruction dated [•] from [•] and [•] to you (“Instruction Letter”); and

(c)                                  the Joint Account opened by you in your joint names with [•] Bank, [•] branch, account number [•] in accordance with the Instruction Letter.

2.                                      We jointly instruct you to pay:

(a)                                 the amount of £[figures] ([words] pounds sterling) from the Joint Account to [name of recipient] [at [details of bank];] and/or

(b)                                 the amount of £[figures] ([words] pounds sterling) from the Joint Account to [name of recipient] [at [details of bank];]

(in each case) by way of [banker’s draft] [electronic transfer].

3.                                      All words and expressions defined in the Instruction Letter shall have the same meanings in this letter.

Yours faithfully

[•] [Limited]
[By: [•], Director]

[•] [Limited]
[By: [•], Director]

SCHEDULE 2
LETTER OF INSTRUCTION TO BANK

To:                             [•] Bank plc
[insert address]

[Date]

Dear Sirs

[Deposit] Account number [•]

We, [•] and [•], request you to open an interest bearing bank account in our joint names denominated “[•] and [•] joint account re [•]” (the “Joint Account”).

The following conditions shall apply to the Joint Account:

1.                                      All instructions for:

(a)                                 the variation of the terms on which monies are to be held on the Joint Account; or

(b)                                 the withdrawal of monies from the Joint Account,

shall be signed by any two of the members/partners/signatories of [•] whose signatures appear on the attached schedule together with any two of the members/partners/signatories of [•] whose signatures appear on the attached schedule.

2.                                      All interest accruing to the Joint Account shall be credited to the Joint Account at the Bank’s standard interval.

3.                                      Statements shall be supplied to both [•] (for the attention of [•]) and [•] (for the attention of [•]) monthly and at such other times when requested.

4.                                      Any alteration to the members or partners or other signatories authorised to sign on behalf of [•] or [•] will be advised to you by any two of the members or partners or other signatories of [•] or [•](as the case may be) listed on the attached schedule.

Signed
[•]

Signed
Partner, [•]

Schedule of [Members] [Partners] [Others] signing for [•]

Full name

Schedule of [Members] [Partners] [Others] signing for [•]

Full name

EXECUTION:

SIGNED by IAN LEECH, Director,	)	/s/ IAN LEECH
duly authorised for and on behalf of	)
BFSL LIMITED:	)

SIGNED by JOHNSON JAYARATNAM SELVADURAI, Director,	)	/s/ JOHNSON JAYARATNAM SELVADURAI
duly authorised for and on behalf of	)
WNS GLOBAL SERVICES (UK))
LIMITED:	)

SIGNED by KESHAV R MURUGESH, Director,	)	/s/ KESHAV R MURUGESH
duly authorised for and on behalf of	)
WNS (HOLDINGS) LIMITED:	)

SIGNED by IAN LEECH, Director,	)	/s/ IAN LEECH
duly authorised for and on behalf of	)
BGL GROUP LIMITED:	)